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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                AMENDMENT NO. 1
                                       TO
                                  FORM U-3A-2

                STATEMENT BY HOLDING COMPANY CLAIMING EXEMPTION
                  UNDER RULE U-3A-2 FROM THE PROVISIONS OF THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

      Dynegy Inc. hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption pursuant to Rule 2 from the provisions of the Public Utility Holding Company Act of 1935 (the "ACT"), except section 9(a)(2) of the Act, by operation of section 3(a)(1) of the Act, 15 U.S.C. ss. 79c(a)(1), and submits the following information:

1. Name, state of organization, location, nature of business of Claimant and every subsidiary thereof, other than any exempt wholesale generator (EWG) or foreign utility company in which Claimant directly or indirectly holds an interest.

     See attached Appendix I.

2. A brief description of the properties of Claimant and each of its subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which Claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of the State.

     Claimant

     Claimant, through its wholly owned subsidiary Illinova Corporation, an Illinois corporation and a public utility holding company ("ILLINOVA"), owns public utility companies or public utility assets as defined under the Act. All of Claimant's activities as a holding company as defined within section 2(a)(7) of the Act pertain to Illinois public utility operations, the public utility operations conducted by Illinova subsidiaries pursuant to its exemption under section 3(a)(1) of the Act. All of Claimant's public utility assets are located in the State of Illinois.

     Illinova

     Illinova, through one of its subsidiaries, owns public utility companies or public utility assets as defined under the Act. Illinova is exempt from all provisions of the Act except section 9(a)(2) by virtue of section 3(a)(1) of the Act. Illinova and the public utility subsidiary company from which it derived a material part of its income in the calendar year 2001 are predominantly intrastate in character and conduct their business substantially within the State of Illinois; Illinova Corporation, HCAR No. 8305 (May 18, 1994) (approving formation of Illinova and exemption under section 3(a)(1) of the Act). All of Illinova's public utility assets are located in the State of Illinois.

     One wholly owned subsidiary of Illinova operated as a public utility company or owned public utility assets during all or part of the calendar year 2001: Illinois Power Company, an Illinois corporation ("ILLINOIS POWER").

     Illinois Power is a wholly owned subsidiary of Illinova. Illinois Power is an electric and natural gas public utility company that owns electric generation, transmission and distribution facilities and natural gas distribution facilities located in the State of Illinois. Illinois Power provides retail electric service and retail natural gas service to customers located throughout Illinois. Illinois Power's retail operations are subject to the jurisdiction of the Illinois Commerce Commission and its wholesale sales of electricity are subject to the jurisdiction of the Federal Energy Regulatory Commission. Illinois Power also owns approximately 2,638 miles of transmission facilities located in the

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State of Illinois. These facilities are interconnected with several electrical utility companies in the midwestern region of the United States. Illinois Power also owns a fifty percent (50%) interest in three diesel combustion turbines with a combined net capacity of 5.25 MW located in Bloomington, Illinois. These three turbines are occasionally utilized for peaking power by Illinois Power.

3. The following information for the last calendar year with respect to Claimant and each of its subsidiary public utility companies.

    (a) Number of Kwh. of electric energy sold (at retail or wholesale), and Mcf. of natural or manufactured gas distributed at retail.

        Illinois Power had electric energy sales (at retail or wholesale) of approximately 18,910,000,000 Kwh and distributed approximately 53,900,000 Mcf. of natural gas at retail.

    (b) Number of Kwh. of electric energy and Mcf. of natural or manufactured gas distributed at retail outside the state in which each such company is organized.

        Illinois Power did not distribute electrical energy or natural or manufactured gas at retail outside the State of Illinois.

    (c) Number of Kwh. of electric energy and Mcf. of natural or manufactured gas sold at wholesale outside the state in which each such company is organized or at the state line.

        Illinois Power sold approximately 1,651,434 Kwh of electric energy at wholesale outside the State of Illinois. Illinois Power had no sales of natural or manufactured gas at wholesale outside the State of Illinois.

    (d) Number of Kwh. of electric energy and Mcf. of natural or manufactured gas purchased at wholesale outside the state in which each such company is organized or at the state line.

        Illinois Power purchased approximately 280,037,000 Kwh of electric energy at wholesale outside the State of Illinois. Illinois Power purchased approximately 50,090,000 Mcf of natural or manufactured gas at wholesale outside the State of Illinois.

4. The following information for the reporting period with respect to Claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars:

    (a) Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas.

    (b) Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held.

    (c) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company. For purposes of this Form U-3A-2, capital invested reflects property, plant and equipment prior to subtracting depreciation for all facilities owned, operated or under construction by Claimant. Amounts reflect those associated with Claimant's economic interest in the EWG or foreign utility company.

    (d) Capitalization and earnings of the EWG or foreign utility company during the reporting period. For purposes of this Form U-3A-2, capitalization represents capital invested by Claimant for 2001 less capital invested by Claimant for 2000. Amounts reflect those associated with Claimant's economic interest in the EWG or foreign utility company.

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     (e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

     Dynegy Holdings Inc., a Delaware corporation and wholly owned subsidiary of Claimant ("DYNEGY HOLDINGS"), and Illinova Generating Company, an Illinois corporation and wholly owned subsidiary of Illinova ("ILLINOVA GENERATING"), own direct or indirect interests in the following EWGs and foreign utility companies, as more fully set forth below:/1/



4.1  Bluegrass Generation Company, L.L.C., LaGrange, Kentucky

     A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of EWG:           Bluegrass Generation Company, L.L.C.
          Address:               Attn: Business Manager
                                 1000 Louisiana
                                 Suite 5800
                                 Houston, TX 77002
          Location:              3095 Commerce Parkway
                                 LaGrange, KY  40031
          Facility:              500 MW (nominal) natural gas fired peaking
                                 facility

     B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 100% indirectly of Bluegrass Generation Company, L.L.C., a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of Bluegrass Generation, Inc., a Delaware corporation. Bluegrass Generation, Inc. owns 100% directly of Bluegrass Generation Company, L.L.C.

     C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Capital Invested:      Approximately US $163,736,930
          Guarantee:             None
          Other Obligations:     None

     D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Capitalization:        Approximately US $44,870,308
          Earnings:              None.

-----------------
/1/ All entities owned by Claimant that achieved EWG status during the year 2001 are listed herein and the information provided for each such entity is not prorated from the effective date of EWG status.

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     E.   Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

          None

4.2  Cabrillo Power I LLC, Carlsbad, California

     A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of EWG:           Cabrillo Power I LLC
          Address:               Attn: Business Manager
                                 1000 Louisiana
                                 Suite 5800
                                 Houston, TX 77002
                                 Location:  4600 Carlsbad Boulevard
                                 Carlsbad, CA 92008
                                 Facility: 965 MW natural gas and/or fuel-oil fired peaking facility

     B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 50% indirectly of Cabrillo Power I LLC, a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 50% directly of WCP (Generation) Holdings LLC, a Delaware limited liability company. WCP (Generation) Holdings LLC owns 100% directly of West Coast Power LLC, a Delaware limited liability company. West Coast Power LLC owns 100% directly of Cabrillo Power I LLC.

     C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Capital Invested:      Approximately US $187,583,984
          Guarantee:             Approximately US $55,500,000, subject to setoff
                                 rights and reimbursement rights
          Other Obligations:     None

     D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

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          Capitalization:       Approximately US $6,143,339
          Earnings:             Approximately US $5,303,836

     E. Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

          The EWG entered into an Energy Management Agreement, Power Purchase Agreement and Natural Gas Sales Agreement with Electric Clearinghouse, Inc. (now known as Dynegy Power Marketing, Inc.) and Dynegy Marketing and Trade regarding wholesale management and marketing of electrical energy and natural gas services for fees which vary monthly based on the amount of energy and volume of gas managed. The EWG entered into an Administrative Services Agreement with West Coast Power LLC dated June 30, 1999 which provides for business management and accounting services for a fee equal to the sum of hourly labor costs, an agreed profit margin, and cost and expenses.

4.3  Cabrillo Power II LLC, Southern California (multiple locations)

     A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of EWG:    Cabrillo Power II LLC
          Address:        Attn: Business Manager
                          1000 Louisiana
                          Suite 5800
                          Houston, TX 77002

          Locations and Facilities:

          (i) Division Street Combustion Turbine 3200 Harbor Drive San Diego, CA 92113

                Facility:  13 MW fuel-oil fired peaking facility

          (ii)  El Cajon Combustion Turbine 800 West Main Street El Cajon, CA
                92020

                Facility: 13 MW natural gas and/or fuel-oil fired peaking
                          facility

          (iii) Kearny Combustion Turbines-Kearny Unit One 5460 Overland Road San Diego, CA 92123

                Facility: 15 MW natural gas and/or fuel-oil fired peaking
                          facility

          (iv) Kearny Combustion Turbines-Kearny Power Block Two and Kearny Power Block Three 5459 Complex Street San Diego, CA 92123

                Facility: 112 MW natural gas and/or fuel-oil fired peaking facility

          (v) Miramar Combustion Turbines 6897 Consolidated Way San Diego, CA 92121

                Facility: 33 MW natural gas and/or fuel-oil fired peaking
                          facility

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          (vi)   Naval Station Combustion Turbine U.S. Naval Station, Building
                 3247 Surface Navy Boulevard San Diego, CA 92136

                 Facility: 20 MW natural gas and/or fuel-oil fired peaking
                           facility

          (vii) Naval Training Center Combustion Turbine U.S. Marine Corps Recruit Depot Building 566, Neville Road San Diego, CA 92133

                 Facility: 13 MW natural gas and/or fuel-oil fired peaking
                           facility

          (viii) North Island Combustion Turbine (Unit One and Two) North Island Naval Air Station, Building 370, Rogers Street and Quay Road Coronado, CA 92135

                 Facility: 34 MW natural gas and/or fuel-oil fired peaking
                           facility

     B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 50% indirectly of Cabrillo Power II LLC, a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 50% directly of WCP (Generation) Holdings LLC, a Delaware limited liability company. WCP (Generation) Holdings LLC owns 100% directly of West Coast Power LLC, a Delaware limited liability company. West Coast Power LLC owns 100% directly of Cabrillo Power II LLC.

     C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Capital Invested:     Approximately US $35,040,332
          Guarantee:            Approximately US $55,500,000, subject to setoff
                                rights and reimbursement rights
          Other Obligations:    None

     D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Capitalization:       Approximately US $1,702,979
          Earnings:             Approximately US $18,621,642

     E. Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

          The EWG entered into an Energy Management Agreement, Power Purchase Agreement and Natural Gas Sales Agreement with Electric Clearinghouse, Inc. (now known as Dynegy Power Marketing, Inc.) and Dynegy Marketing and Trade regarding wholesale management and marketing of electrical energy and natural gas services for fees which vary monthly based on the amount of energy and volume of gas managed. The EWG entered into an Administrative Services Agreement with West Coast Power LLC dated June 30, 1999 for business management and accounting services at a fee equal to the sum of hourly labor costs, an agreed profit margin, and cost and expenses.

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4.4  Calcasieu Power, LLC, Sulphur, Louisiana

     A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of EWG:           Calcasieu Power, LLC
          Address:               Attn: Business Manager
                                 1000 Louisiana
                                 Suite 5800
                                 Houston, TX 77002
                                 Location:  1519 Davison Road
                                 Sulphur, LA 70665
          Facility:              320 MW (nominal) natural gas fired peaking
                                 facility

     B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 100% indirectly of Calcasieu Power, LLC a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of Calcasieu Power, Inc., a Delaware corporation and Parish Power, Inc., a Delaware corporation. Calcasieu Power, Inc. owns 99% directly of Calcasieu Power, LLC and Parish Power, Inc. owns 1% directly of Calcasieu Power, LLC.


     C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Capital Invested:      Approximately US $114,581,400
          Guarantee:             None
          Other Obligations:     None

     D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Capitalization:        Approximately US $59,455,574
          Earnings:              Approximately US $653,980

     E. Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

          The EWG entered into an Energy Management Agreement dated July 2, 2001 with Dynegy Power Marketing, Inc. and Dynegy Marketing and Trade regarding wholesale management and marketing of electrical energy and natural gas services for fees which vary monthly based on the amount of energy and volume of gas managed. The EWG entered into an Administrative Services Agreement dated July 2, 2001 with Dynegy Power Management Services, L.P. for business management and accounting services at a fee equal to the sum of hourly labor costs, an agreed profit margin, and costs and expenses. The EWG entered into a Long-Term Maintenance and Parts Agreement dated July 2, 2001 with Dynegy Parts and Technical Services, Inc. regarding the purchase and sale of certain parts and services at negotiated prices. The EWG entered into an Operation and Maintenance Agreement dated July 2, 2001 with Dynegy Operating Company, to

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          receive services for operating, repairing and maintaining the facility for a fixed monthly fee and a performance bonus, reviewed and adjusted on an annual basis.

4.5  Commonwealth Atlantic Limited Partnership, Fairfax, Virginia

     A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of EWG:  Commonwealth Atlantic Limited Partnership
          Address:      Attn: Chickahominy River Energy Corp.,
                        Managing General Partner
                        2500 Fair Lakes Circle, Suite 200
                        Fairfax, VA 22033
          Location:     2837 South Military Highway
                        Chesapeake, VA 23323
          Facility:     340 MW natural gas and/or fuel-oil fired peaking
                        facility

     B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 50% indirectly of Commonwealth Atlantic Limited Partnership, a Virginia limited partnership. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of Dynegy N.A. Ventures, Inc., a Delaware corporation. Dynegy N.A. Ventures, Inc. owns 100% directly of Chesapeake Power, Inc., a New York corporation. Chesapeake Power, Inc. owns 100% directly of James River Energy Corp., a Virginia corporation. James River Energy Corp. owns 50% of Commonwealth Atlantic Limited Partnership.

     C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Capital Invested:     Approximately US $63,400,450
          Guarantee:            None
          Other Obligations:    None

     D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Capitalization:       Approximately US $(9,162)
          Earnings:             Approximately US $1,764,467

     E. Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

          None

4.6  Dynegy Danskammer, L.L.C., Newburgh, New York

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     A.   Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of EWG:  Dynegy Danskammer, L.L.C.
          Address:      Attn: Business Manager
                        1000 Louisiana
                        Suite 5800
                        Houston, TX 77002
          Location:     994 River Road
                        Newburgh, NY  12550
          Facility:     130 MW (nominal) natural gas and/or fuel-oil fired
                        peaking facility
                        370 MW (nominal) coal and/or natural gas fired base load facility

     B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 100% indirectly of Dynegy Danskammer, L.L.C., a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of Dynegy Northeast Generation, Inc., a Delaware corporation. Dynegy Northeast Generation, Inc. owns 100% directly of Hudson Power, L.L.C., a Delaware limited liability company. Hudson Power, L.L.C. owns 100% directly of Dynegy Danskammer, L.L.C.

     C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Capital Invested:     Approximately US $378,209,463
          Guarantee:            Approximately US $299,901,133
          Other Obligations:    None

     D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Capitalization:      Approximately US $378,209,463
          Earnings:            Approximately US $(45,690,705)

     E. Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

          The EWG entered into a Coal Agency Agreement with Dynegy Coal Trading & Transportation, L.L.C. pursuant to which Dynegy Coal Trading & Transportation, L.L.C. negotiates all purchases and deliveries of coal used by the EWG in the generation of electricity. A management fee per ton delivered is assessed as compensation for this service.

          The EWG entered into a Gas Purchase and Sales Agreement with Dynegy Marketing and Trade pursuant to which the EWG purchases at prevailing market rates and receives from Dynegy Marketing and Trade all the gas used by the EWG to generate electricity.

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          The EWG entered into a Power Purchase and Sale Agreement with Dynegy
          Power Marketing, Inc. pursuant to which Dynegy Power Marketing, Inc. purchases electric energy and related products from the EWG at contractually stipulated fixed prices.

          The EWG entered into a Transitional Power Agreement with Central Hudson Gas and Electric Corporation pursuant to which the EWG supply power and ancillary services to Central Hudson at contractually stipulated fixed prices.

4.7  Dynegy Midwest Generation, Inc., Illinois (multiple locations)

     A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of EWG:  Dynegy Midwest Generation, Inc.
          Address:      Attention: Business Manager
                        1000 Louisiana
                        Suite 5800
                        Houston, Texas 77002

          Locations and Facilities:

          (i)    Hennepin Power Station
                 R.R. #1, Box 200AA
                 Power Plant Road
                 Hennepin, IL 61327

                 Facility:  289 MW coal/natural gas fired base load facility

          (ii)   Oglesby Gas Turbine Plant
                 State Highway 351
                 Oglesby, IL 61348

                 Facility:  60 MW fuel oil/natural gas fired peaking facility

          (iii)  Wood River Power Station
                 #1 Chessen Lane
                 Alton, IL 62002

                 Facility:  607 MW coal/natural gas fired base load and peaking facility

          (iv)   Stallings Gas Turbine Plant
                 State Highway 162
                 Granite City, IL 62040

                 Facility:  77 MW natural gas fired peaking facility

          (v)    Baldwin Power Station
                 10901 Baldwin Road, Box 146
                 Baldwin, IL 62217

                 Facility:  1,751 MW coal fired base load facility

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          (vi)   Havana Power Station
                 15260 N State Route 78
                 Havana, IL 62644

                 Facility:  666 MW coal fired base load and fuel oil peaking facility

          (vii)  Vermilion Power Station
                 County Road 2150N
                 Oakwood, IL 61858

                 Facility:  186 MW coal/natural gas base load and fuel oil fired peaking facility

          (viii) Tilton Gas Turbine Plant
                 80 W First Street
                 Tilton, IL 61833

                 Facility:  176 MW natural gas fired peaking facility

     B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 100% indirectly of Dynegy Midwest Generation, Inc., an Illinois corporation. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Catlin Member, Inc., a Delaware corporation. Dynegy Catlin Member, Inc. owns 100% directly of Dynegy Midwest Generation, Inc.

     C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Capital Invested:     Approximately US $3,190,914,535
          Guarantee:            Approximately US $35,000,000
          Other Obligations:    Approximately US $944,450

     D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Capitalization:       Approximately US $280,833,596
          Earnings:             Approximately US $27,323,043

     E. Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

          The EWG entered into a Coal Purchase and Sales Agreement with Dynegy Coal Trading & Transportation, L.L.C. dated effective January 1, 2000 for the purchase of all of the EWG's requirements for coal at pre-determined prices on a Btu basis. The EWG entered into a Fuel Oil Purchase and Sales Agreement with Dynegy Coal Trading & Transportation, L.L.C. dated effective January 1, 2000 for the purchase of all of the EWG's requirements for fuel oil on a cost plus basis plus a predetermined fee. EWG entered into a Swap Agreement with Dynegy Holdings Inc. dated effective June 29, 2000 whereby Dynegy Holdings Inc. agreed to assume certain interest rate risk of the EWG in exchange for payment by the EWG of a percentage of certain outstanding advanced amounts. The EWG is a party to a Power Purchase Agreement with Illinois Power, dated as of October 1, 1999, pursuant to which Illinois Power is entitled to certain levels of capacity of energy at stated prices.

4.8  Dynegy Roseton, L.L.C., Newburgh, New York

     A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of EWG:  Dynegy Roseton, L.L.C.

          Address:      Attn: Business Manager
                        1000 Louisiana
                        Suite 5800
                        Houston, TX 77002
          Location:     992 River Road
                        Newburgh, NY  12550

          Facility:     1200 MW (nominal) natural gas and/or fuel-oil fired
                        intermediate facility

     B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 100% indirectly of Dynegy Roseton, L.L.C., a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of Dynegy Northeast Generation, Inc., a Delaware corporation. Dynegy Northeast Generation, Inc. owns 100% directly of Hudson Power, L.L.C., a Delaware limited liability company. Hudson Power, L.L.C. owns 100% directly of Dynegy Roseton, L.L.C.

     C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Capital Invested:     Approximately US $697,221,398
          Guarantee:            Approximately US $619,996,327
          Other Obligations:    None

     D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Capitalization:       Approximately US $697,221,398
          Earnings:             Approximately US $(92,067,540)

     E. Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

          The EWG entered into a Fuel Oil Agency Agreement with Dynegy Marketing and Trade pursuant to which Dynegy Marketing and Trade negotiates all purchases and deliveries of fuel oil used by the EWG in the generation of electricity. A management fee per barrel delivered is assessed as compensation for this service.

          The EWG entered into a Gas Purchase and Sales Agreement with Dynegy Marketing and Trade pursuant to which the EWG purchases at prevailing market rates and receives from Dynegy Marketing and Trade all the gas used by the EWG to generate electricity.

          The EWG entered into a Power Purchase and Sale Agreement with Dynegy Power Marketing, Inc. pursuant to which Dynegy Power Marketing, Inc. purchases electric energy and related products from the EWG at contractually stipulated fixed prices.

          The EWG entered into a Transitional Power Agreement with Central Hudson Gas and Electric Corporation pursuant to which the EWG supply power and ancillary services to Central Hudson at contractually stipulated fixed prices.

4.9  El Segundo Power, LLC, El Segundo, California

     A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of EWG:           El Segundo Power, LLC
          Address:               Attn: Business Manager
                                 1000 Louisiana
                                 Suite 5800
                                 Houston, TX 77002
          Location:              301 Vista Del Mar
                                 El Segundo, CA 90245
          Facility:              1020 MW natural gas fired peaking facility

     B. B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 50% indirectly of El Segundo Power, LLC, a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 50% directly of WCP (Generation) Holdings LLC, a Delaware limited liability company. WCP (Generation) Holdings LLC owns 100% directly of West Coast Power LLC, a Delaware limited liability company. West Coast Power LLC owns l00% directly of El Segundo Power, LLC.

     C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Capital Invested:      Approximately US $47,266,755
          Guarantee:             Approximately US $55,500,000, subject to setoff
                                 rights and reimbursement rights
          Other Obligations:     None

     D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

     Capitalization:          Approximately US $5,409,224
     Earnings:                Approximately US $102,516,849

E. Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

     The EWG entered into an Energy Management Agreement with Electric Clearinghouse, Inc. (now known as Dynegy Power Marketing, Inc.) and National Gas Clearinghouse (now known as Dynegy Marketing and Trade) regarding wholesale management and marketing of electrical energy and natural gas services for fees which vary monthly based on the amount of energy and volume of gas managed. The EWG entered into a ISDA Master Swap Agreement with Natural Gas Clearinghouse, now known as Dynegy Marketing and Trade, regarding the management and exchange of electrical energy and natural gas trading risk, the revenues of which are subject to variance and may be negative or positive. The EWG entered into an Administrative Services Agreement with West Coast Power LLC dated June 30, 1999 for business management and accounting services at a fee equal to the sum of hourly labor costs, an agreed profit margin, and cost and expenses.

4.10 Foothills Generating, L.L.C., Lawrence County, Kentucky

     A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

         Name of EWG:         Foothills Generating, L.L.C.
         Address:             Attn: Business Manager
                              1000 Louisiana
                              Suite 5800
                              Houston, Texas 77002
         Location:            Route 2, Box 296
                              Catlettsburg, KY 41129
         Facility:            322 MW (nominal) natural gas fired peaking
                              facility

     B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

         Claimant owns 100% indirectly of Foothills Generating, L.L.C., a Delaware limited liablity company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of Foothills Generation, Inc., a Delaware corporation. Foothills Generation, Inc. owns 100% directly of Foothills Generating, L.L.C.

     C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

         Capital Invested:    Approximately US $70,127,993
         Guarantee:           None
         Other Obligations:   None

     D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Capitalization:  Approximately US $70,127,993
          Earnings:        None

     E. Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

          None

4.11 Hartwell Energy Limited Partnership, Hartwell, Georgia

     A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of EWG:          Hartwell Energy Limited Partnership
          Address:  Attn:       Managing General Partner
                                ANP Hartwell Energy Company,
                                10000 Memorial Drive, Suite 500
                                Houston, Texas 77024
          Location:             415 Smith-McGee Highway
                                Hartwell, Georgia 30643
          Facility:             300 MW natural gas and/or oil-fired peaking
                                facility

     B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 50% indirectly of Hartwell Energy Limited Partnership, a Delaware limited partnership. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of Hartwell Independent Power Partners, Inc., a Delaware corporation, Hart County IPP, Inc., a Delaware corporation, and Hartwell Power Company, a Delaware corporation. Hartwell Independent Power Partners, Inc. owns 1% directly of Hartwell Energy Limited Partnership. Hart County IPP, Inc. owns 49% directly of Hartwell Energy Limited Partnership. Hartwell Power Company owns a de minimus interest in Hartwell Energy Limited Partnership.

     C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Capital Invested:     Approximately US $76,577,838
          Guarantee:            Approximately US $2,250,000 (letter of credit)
          Other Obligations:    None

     D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Capitalization:       Approximately US $16,972
          Earnings:             Approximately US $2,274,711

     E. Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

          The EWG entered into a five-year Operation and Maintenance Agreement with Dynegy Operating Company effective April 8, 1999 to operate, maintain and provide scheduled maintenance and inspections for the EWG's electric generating facility at a fixed fee per year. The fee shall be adjusted annually based on inflation.

4.12  Heard County Power, L.L.C., Franklin, Georgia

     A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of EWG:  Heard County Power, L.L.C.
          Address:      Attn: Business Manager
                        1000 Louisiana
                        Suite 5800
                        Houston, TX 77002
          Location:     624 Hawk Road
                        Franklin, GA 30217
          Facility:     500 MW (nominal) natural gas fired peaking facility

     B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 100% indirectly of Heard County Power, L.L.C., a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of Georgia Mercantile Power, Inc., a Delaware corporation. Georgia Mercantile Power, Inc. owns 100% directly of Heard County Power, L.L.C.

     C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Capital Invested:     Approximately US $186,000,000
          Guarantee:            None
          Other Obligations:    None

     D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Capitalization:       Approximately US $67,133,378
          Earnings:             Approximately US $48,991,426

     E. Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

          None

4.13  Long Beach Generation, LLC, Long Beach, California

     A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of EWG:  Long Beach Generation LLC
          Address:      Attn: Business Manager
                        1000 Louisiana
                        Suite 5800
                        Houston, TX 77002
          Location:     2665 West Seaside Boulevard Terminal Island
                        Long Beach, CA 90802
          Facility:     560 MW natural gas fired peaking facility

     B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 50% indirectly of Long Beach Generation LLC, a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 50% directly of WCP (Generation) Holdings LLC, a Delaware limited liability company. WCP (Generation) Holdings LLC owns 100% directly of West Coast Power LLC, a Delaware limited liability company. West Coast Power LLC owns l00% directly of Long Beach Generation LLC.

     C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Capital Invested:     Approximately US $13,695,400
          Guarantee:            Approximately US $55,500,000, subject to setoff
                                rights and reimbursement rights
          Other Obligations:    None

     D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Capitalization:       Approximately US $446,445
          Earnings:             Approximately US $45,770,178

     E. Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

          The EWG entered into an Energy Management Agreement with Electric Clearinghouse, Inc. (now known as Dynegy Power Marketing, Inc.) and Natural Gas Clearinghouse (now known as Dynegy Marketing and Trade) regarding wholesale management and marketing of electrical energy and volume of gas managed for fees based upon percentages of revenues and volumes of energy sales. The EWG entered into a ISDA Master Swap Agreement with Natural Gas Clearinghouse regarding the management and exchange of electrical energy and natural gas trading risk, the revenues of which are subject to variance and may be negative or positive. The EWG entered into an Administrative Services Agreement with West Coast Power LLC. dated June 30, 1999, for business management and accounting services for a fee equal to the sum of hourly labor costs, an agreed profit margin, and cost and expenses.

4.14  Renaissance Power, L.L.C., Carson City, Michigan

      A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of EWG:           Renaissance Power, L.L.C.
          Address:               Attn: Business Manager
                                 1000 Louisiana
                                 Suite 5800
                                 Houston, TX 77002
          Location:              950 North Division
                                 Carson City, MI  48811
          Facility:              680 MW (nominal) natural gas fired peaking
                                 facility

      B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 100% indirectly of Renaissance Power, L.L.C., a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of Dynegy Renaissance Power, Inc., a Delaware corporation. Dynegy Renaissance Power, Inc. owns 100% directly of Renaissance Power, L.L.C.

      C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Capital Invested:      Approximately US $207,163,007
          Guarantee:             None
          Other Obligations:     None

      D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Capitalization:        Approximately US $207,163,007
          Earnings:              None

      E. Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

          None

4.15 Riverside Generating Company, L.L.C., Lawrence County, Kentucky

     A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of EWG:  Riverside Generating Company, L.L.C.
          Address:      Attn: Business Manager
                        1000 Louisiana
                        Suite 5800
                        Houston, TX 77002
          Location:     Route 2, Box 296
                        Catlettsburg, KY 41129
          Facility:     500 MW (nominal) natural gas fired peaking facility

     B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 100% indirectly of Riverside Generating Company, L.L.C., a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of Riverside Generation, Inc., a Delaware corporation. Riverside Generation, Inc. owns 100% directly of Riverside Generating Company, L.L.C.

     C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Capital Invested:     Approximately US $198,084,501
          Guarantee:            Approximately US $168,372,000
          Other Obligations:    None

     D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Capitalization:       Approximately US $76,502,585
          Earnings:             Approximately US $(2,345,222)

     E. Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

          None

4.16  Rockingham Power, L.L.C., Reidsville, North Carolina

     A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of EWG:  Rockingham Power, L.L.C.
          Address:      Attn: Business Manager
                        1000 Louisiana
                        Suite 5800
                        Houston, TX 77002
          Location:     240 Ernest Drive
                        Reidsville, NC 27320
          Facility:     800 MW (nominal) natural gas and/or fuel-oil fired
                        peaking facility

     B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 100% indirectly of Rockingham Power, L.L.C., a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of Dry Creek Power, Inc., a Delaware corporation. Dry Creek Power, Inc. owns 100% directly Rockingham Power, L.L.C.

     C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Capital Invested:     Approximately US $248,074,863
          Guarantee:            Approximately US $25,200,000
          Other Obligations:    None

     D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Capitalization:       Approximately US $32,556,687
          Earnings:             Approximately US $11,473,992

     E. Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

          The EWG entered into a Power Purchase Agreement with Dynegy Power Marketing, Inc. dated as of June 30, 2000 regarding wholesale sales of electrical energy, with the EWG's revenues based upon the pass through of prices paid by third parties to Dynegy Power Marketing, Inc. The EWG entered into a Natural Gas Sales Agreement with Dynegy marketing and Trade regarding natural gas services for fees which vary monthly based on the volume of gas delivered.

4.17  Rocky Road Power, LLC, East Dundee, Illinois

     A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of EWG:  Rocky Road Power, LLC
          Address:      Attn: Business Manager
                        1000 Louisiana
                        Suite 5800
                        Houston, TX 77002
          Location:     1221 Power Drive
                        East Dundee, IL 60118
          Facility:     350 MW (nominal) natural gas fired peaking facility

     B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 50% indirectly of Rocky Road Power, LLC, a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of RRP Company, a Delaware corporation and DPC Colombia-Opon Power Resources Company, a Delaware corporation. RRP Company owns 99% directly of Termo Santander Holding, LLC, a Delaware limited liability company and DPC Colombia-Opon Power Resources Company owns 1% directly of Termo Santander Holding, LLC. Termo Santander Holding, LLC owns 50% directly of Rocky Road Power, LLC.

     C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Capital Invested:     Approximately US $166,382,072
          Guarantee:            None
          Other Obligations:    None

     D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Capitalization:       Approximately US $82,861,124
          Earnings:             Approximately US $9,114,749

     E. Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

          The EWG entered into a Business Management Agreement with Dynegy Power Management Services, L.P. dated May 24, 1999 to receive certain business management services in exercising the day-to-day management and control of the EWG's affairs and business, as amended by the First Amended and Restated Business Management Agreement dated September 24, 1999 and by the First Amendment to the First Amended and Restated Business Management Agreement dated November 15, 1999, for a certain fee determined for pre-commercial operation date compensation and reimbursement and a second fee for post-commercial operations in a fixed amount per year, seasonally adjusted based upon a gross domestic product price adjustment index. The EWG entered into an Asset Purchase Agreement with Dynegy Engineering, Inc. dated May 24, 1999 to purchase all the contracts that are required in connection with the engineering, procurement and construction of the EWG's natural gas-fired power generation facility at a fixed purchase price. The EWG entered into an Asset Purchase Agreement with Termo Santander Holding Ltd. dated May 24, 1999 to purchase two natural-gas turbines for installation at the EWG's natural gas-fired power generation facility for a fixed purchase price. The EWG entered into an EPC Management Services Agreement with Dynegy Engineering, Inc. dated May 24, 1999 to manage the engineering, procurement, and construction of EWG's natural gas-fired power generation facility for a cost-based purchase price. The EWG entered into an Energy Management Agreement with Dynegy Marketing and Trade and Dynegy Power Marketing, Inc., dated September 27, 1999 for wholesale energy management and marketing services, as amended by Amended and Restated Energy Management Agreement dated November 17, 1999 for fees which vary monthly based on the amount of energy and volume of gas managed. The EWG entered into an Operation and Maintenance Agreement with Dynegy Operating Company effective October 12, 1999 to receive services for operating, maintaining and providing scheduled maintenance and inspections for the Facility, as amended by the First Amended and Restated Operation and Maintenance Agreement dated November 18, 1999, for a fixed monthly fee and a performance bonus, reviewed and adjusted on an annual basis.

4.18  Rolling Hills Generating, L.L.C., Wilkesville, Ohio

     A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of EWG:  Rolling Hills Generating, L.L.C.
          Address:      Attn: Business Manager
                        1000 Louisiana
                        Suite 5800
                        Houston, TX 77002
          Location:     43111 State Route 160
                        Wilkesville, OH  45695
          Facility:     800 MW (nominal) natural gas fired peaking facility

     B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 100% indirectly of Rolling Hills Generating, L.L.C., a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of Rolling Hills Generation, Inc., a Delaware corporation. Rolling Hills Generation, Inc. owns 100% directly of Rolling Hills Generating, L.L.C.

     C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Capital Invested:     Approximately US $26,047,049
          Guarantee:            None
          Other Obligations:    None

     D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Capitalization:       Approximately US $26,047,049
          Earnings:             None

     E. Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

          None

Illinova Generating

4.19 Aguaytia Energy Del Peru S.R.Ltda, Peru

     A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of EWG:  Aguaytia Energy Del Peru S.R.Ltda
          Address:      Av. Camino Real 111, Piso
                        San Isidro
                        Lima 27, Peru
          Location:     Aguaytia, Peru

          Facility:     155 MW gas-fired generating plant; natural gas field,
                        gas processing and compression facilities; 430 km of 220 kV transmission line; 216 km of gas pipeline; 113 km of natural gas liquids pipeline; and natural gas liquids fractionation and storage facilities.

     B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 14.72% indirectly of Aguaytia Energy Del Peru S.R. Ltda, a Peru limitada. Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 100% directly of IGC Global, Inc., a Cayman Island exempted company with limited liability. IGC Global, Inc. owns 100% directly of IGC International, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 100% directly of IGC International II, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 99% directly and IGC International II, Inc. owns 1% directly of IGC Aguaytia Partners, LLC, a Cayman Island limited liability company. IGC Aguaytia Partners, LLC owns 15.78% directly of Aguaytia Energy, LLC, a Cayman LLC. Aguaytia Energy, LLC owns 97.22% directly of Aguaytia Energy Del Peru S.R.Ltda.

     C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Capital Invested:     Approximately US $44,037,228
          Guarantee:            None
          Other Obligations:    None

     D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Capitalization:       Approximately US $5,348,177
          Earnings:             Approximately US $512,191

     E. Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

          None

4.20 Electric Energy, Inc., Joppa, Illinois

     A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of EWG:  Electric Energy, Inc.
          Address:      2100 Portland Road
                        P.O. Box 165
                        Joppa, IL 62953
          Location:     2100 Portland Road
                        Joppa, IL 62953
          Facility:     1086 MW coal-fired generating facility

     B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 20% indirectly of Electric Energy, Inc, an Illinois corporation. Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 20% directly of Electric Energy, Inc.

     C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Capital Invested:     Approximately US $90,811,328
          Guarantee:            None
          Other Obligations:    None

     D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Capitalization:       Approximately US $1,044,582
          Earnings:             Approximately US $2,125,889

     E. Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

          None

4.21 Electricida de Cortes de R.L. de C.V., Honduras

     A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of EWG:  Electricida de Cortes de R.L. de C.V.
          Address:      Nueva Calle Entre Diez y Once Avenidas
                        Barrio El Farro
                        Puerto Cortes
                        Honduras, C.A.
          Location:     Puerto Cortes, Honduras
          Facility:     80 MW heavy fuel oil-fired diesel engine generating
                        plant

     B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 21.867% indirectly of Electricida de Cortes de R.L. de C.V., a Honduras corporation. Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 100% directly of IGC Global, Inc., a Cayman Island exempted company with limited liability. IGC Global, Inc. owns 100% directly of IGC International, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 100% directly of IGC International II, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 1% directly and IGC International II, Inc. owns 99% directly of IGC ELCO Partnership, LLC, a Cayman Island limited liability company. IGC ELCO Partnership, LLC owns 15.2% directly of Electricida de Cortes de R.L. de C.V. IGC ELCO Partnership, LLC owns 86.87% directly of ELCO Power Investment Company LLC, a Cayman Island limited liability company, which owns 10% directly of Electricida de Cortes de R.L. de C.V.

     C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Capital Invested:     Approximately US $21,351,648
          Guarantee:            None
          Other Obligations:    None

     D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Capitalization:       Approximately US $214,526
          Earnings:             Approximately US $2,192,818

     E. Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

          None

4.22 IGC/ERI Pan-Am Thermal Generating Limited, Cayman Islands

     A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of EWG:  IGC/ERI Pan-Am Thermal Generating Limited
          Address:      c/o Maples and Calder
                        Ugland House, P.O. Box 309
                        South Church Street, George Town
                        Grand Cayman, Cayman Islands
          Location:     Chorrera, Panama
          Facility:     96 MW heavy fuel oil-fired diesel engine generating
                        plant

     B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 50% indirectly of IGC/ERI Pan-Am Thermal Generating Limited, a Cayman Island exempted company with limited liability (with a branch in Panama). Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 100% directly of IGC Global, Inc., a Cayman Island exempted company with limited liability. IGC Global, Inc. owns 100% directly of IGC International, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 100% directly of IGC Chorrera, LLC, a Cayman Island limited liability company. IGC Chorrera, LLC owns 50% directly of IGC/ERI Pan-Am Thermal Generating Limited.

     C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Capital Invested:     Approximately US $43,823,574
          Guarantee:            None
          Other Obligations:    None

     D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Capitalization:       Approximately US $4,768,409
          Earnings:             Approximately US $3,588,971

     E. Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered utility or goods sold and fees or revenues under such agreement(s):

          None

4.23 Jamaica Energy Partners, Jamaica

     A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas.

          Name of EWG:  Jamaica Energy Partners
          Address:      CDC Building, First Floor
                        2 Holbom Road
                        Kingston IO, Jamaica, West Indies
          Location:     Old Harbour Bay, Jamaica
          Facility:     74 MW heavy fuel oil-fired generating plant

     B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 17.57% indirectly of Jamaica Energy Partners, a Jamaican general partnership. Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 100% directly of IGC Global, Inc., a Cayman Island exempted company with limited liability. IGC Global, Inc. owns 100% directly of IGC International, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 100% directly of IGC International II, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 99% directly and IGC International II, Inc. owns 1% directly of IGC Jamaica Partnership, LLC, a Cayman Island limited liability company. IGC Jamaica Partnership, LLC, owns 17.75% directly of Doctor Bird Power Company Ltd., a St. Lucia private company, which owns 99% directly of Jamaica Energy Partners.

     C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Capital Invested:     Approximately US $16,200,250
          Guarantee:            None
          Other Obligations:    None

     D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Capitalization:       Approximately US $45,405
          Earnings:             Approximately US $1,286,124

     E. Identify any service, sales or construction contracts) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements):

          None

4.24 Midwest Electric Power, Inc., Joppa, Illinois

     A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of EWG:  Midwest Electric Power, Inc.
          Address:      2100 Portland Road
                        P.O. Box 165
                        Joppa, IL 62953
          Location:     2100 Portland Road
                        Joppa, IL 62953
          Facility:     186 MW (nominal) natural gas peaking facility

     B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 20% indirectly of Midwest Electric Power, Inc, an Illinois corporation. Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 20% directly of Electric Energy, Inc., an Illinois corporation. Electric Energy, Inc. owns 100% directly of Midwest Electric Power, Inc.

     C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Financial information not available, as this entity's results are consolidated with the results of Electric Energy, Inc., Joppa, Illinois.

     D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Financial information not available, as this entity's results are consolidated with the results of Electric Energy, Inc., Joppa, Illinois.

     E. Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

          Claimant has an agreement to purchase its proportionate share (20%) of power generated by the two gas-fired turbines. The related agreement includes the payment of a monthly demand charge.

4.25 Plantas Eolicas S. de R.L., Costa Rica

     A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of FUCo: Plantas Eolicas S. de R.L.
          Address:      29th Street, 3rd and 5th Avenues
                        San Jose, Costa Rica
          Location:     Tilaran, Costa Rica
          Facility:     20 MW wind-powered generating plant

     B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 100% indirectly of Plantas Eolicas S. de R.L., a Costa Rican limitada. Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 100% directly of IGC Global, Inc., a Cayman Island exempted company with limited liability. IGC Global, Inc. owns 100% directly of IGC International, Inc., a Cayman Island exempted company with limited liability. IGC International, inc. owns 100% directly of IGC International II, Inc., a Cayman Islands exempted company with limited liability. IGC International, Inc. owns 99% directly of IGC (Wind) LLC, a Cayman Island limited liability company. IGC International II, Inc. owns 99% directly of IGC (Wind) LLC. IGC
          (Wind) LLC owns 65% directly and 35% indirectly of Plantas Eolicas S. de R.L. IGC (Wind) LLC owns 99% directly and 1% indirectly of Generacion Eolica, Ltda., a Costa Rican limitada. IGC (Wind) LLC owns 100% directly of Generacion Eolica Trust, a Costa Rican Trust. Generacio Eolica Trust owns 1% directly of Generacion Eolica, Ltda. Generacion Eolica, Ltda. owns 35% directly of Plantas Eolicas S. de R.L.

     C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Capital Invested:     Approximately US $17,141,913
          Guarantee:            None
          Other Obligations:    None

     D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Capitalization:       Approximately US $2,214,472
          Earnings:             Approximately US $1,517,475

     E. Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

          None

4.26 Tenaska Frontier Partners, Ltd., Grimes County, Texas

     A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of EWG:  Tenaska Frontier Partners, Ltd.
          Address:      1044 N. II 5th Suite 400 Omaha, NE 68154
          Location:     Grimes County, Texas
          Facility:     830 MW gas-fired generating plant

     B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 20% indirectly of Tenaska Frontier Partners, Ltd., a Texas limited partnership. Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 100% directly of IGC Grimes County, Inc., an Illinois corporation and IGC Grimes Frontier, Inc., an Illinois corporation. IGC Grimes County, Inc., owns a 0.2% general partnership interest directly in Tenaska Frontier Partners, Ltd. IGC Grimes Frontier, Inc. owns a 19.8% limited partnership interest directly in Tenaska Frontier Partners, Ltd.

     C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Capital Invested:     Approximately US $26,981,744
          Guarantee:            None
          Other Obligations:    Approximately US $4,290,000

     D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Capitalization:       Approximately US $26,273
          Earnings:             Approximately US $350,000

     E. Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

          None

4.27 Uch Power Limited, Pakistan

     A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of EWG:  Uch Power Limited
          Address:      11, Shahid Plaza, Blue Area
                        Islamabad, Pakistan
          Location:     Uch, Pakistan
          Facility:     586 MW gas-fired generating plant

     B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 15.405% indirectly of Uch Power Limited, a Pakistani public limited company. Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 100% directly of IGC Global, Inc., a Cayman Island exempted company with limited liability. IGC Global, Inc. owns 100% directly of IGC International, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 100% directly of IGC International II, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 1% directly and IGC International II, Inc. owns 99% directly of IGC Uch,

          LLC, a Cayman Island limited liability company. IGC Uch, LLC owns a 50% equity interest directly in Tenaska-Illinova Generating LLC, a Cayman Island limited liability company, which owns a 98% equity interest directly in Tenaska UPL (L) Corporation, a Malaysian corporation. IGC Uch, LLC also owns a 1% equity interest directly in Tenaska UPL (L) Corporation. Tenaska UPL (L) Corporation owns a 30.34% equity interest directly in UPLHC-I, LDC, a Cayman Island limited duration company and a 30.34 % equity interest directly in UPLHC-II, LDC, a Cayman Island limited duration company. UPLHC-I, LDC holds a 99% equity interest directly in Uch Power Limited. UPLHC-II, LDC holds a 1% interest directly in Uch Power Limited.

      C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Financial information for this entity, which is not controlled by Claimant, is not available at this time.

      D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Financial information for this entity, which is not controlled by Claimant, is not available at this time.

      E. Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

          None

4.28  Zhejiang Xinchang-IGC Power Co., Ltd., Xinchang County, China

      A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of EWG:        Zhejiang Xinchang-IGC Power Co., Ltd.
          Address:            Daqiao West Road
                              Xinchang
                              Zhejiang, P.R.C.
          Location:           Chengguan Town
                              Xinchang County
                              Zhejiang, P.R.C.
          Facility:           24 MW coal fired cogeneration facility

      B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 60% indirectly of Zhejiang Xinchang-IGC Power Co., Ltd., Sino-foreign joint venture. Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 100% directly of IGC Global, Inc., a Cayman Island exempt company with limited liability. IGC Global, Inc. owns 100% directly of IGC International, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 100% directly of IGC International II, Inc., a Cayman Island exempted company with limited liability and 1% directly of Illinova ZJXC Company, a Mauritius company. IGC International II, Inc. owns 99% directly of Illinova ZJXC Company. Illinova ZJXC Company owns 60% directly of Zhejiang Xinchang-IGC Power Co., Ltd.

      C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Financial information for this entity, which is not controlled by Claimant, is not available at this time.

      D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Financial information for this entity, which is not controlled by Claimant, is not available at this time.

      E. Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

          None

4.29  Zhuzhou Nanfang Cogeneration Power Co. Ltd.

      A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of EWG:          Zhuzhou Nanfang Cogeneration Power Co. Ltd.
          Address:              China National South Aeroengine and Machinery
                                Company, Zhuzhou, Hunan Province, People's
                                Republic of China, 4120028

          Location:             Dongjiaduan District, Zhuzhou City, Hunan
                                Province, the People's Republic of China
          Facility:             24 MW, greenfield cogeneration power project

      B. Name of each system company that holds an company; and description of the interest interest in such EWG or foreign utility held:

          Claimant owns 90% indirectly of Zhuzhou Nanfang Cogeneration Power Co. Ltd., Sino-foreign joint venture. Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 100% directly of IGC Global, Inc., a Cayman Island exempt company with limited liability. IGC Global, Inc. owns 100% directly of IGC International, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 100% directly of IGC International II, Inc., a Cayman Island exempted company with limited liability and 1% directly of IGC Mauritius International Company, a Mauritius company. IGC International II, Inc. owns 99% directly of IGC Mauritius International Company, a Mauritius company. IGC Mauritius International Company owns 90% directly of Zhuzhou Nanfang Cogeneration Power Co. Ltd.

      C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Financial information for this entity, which is not controlled by Claimant, is not available at this time.

      D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Financial information for this entity, which is not controlled by Claimant, is not available at this time.

      E. Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

          None

     The above-named Claimant has caused this amended statement to be duly executed on its behalf by its authorized officer on this 30th day of August, 2002.

                                 Dynegy Inc.


                                 By:  /s/ Keith R. Fullenweider
                                      -------------------------
                                 Name:   Keith R. Fullenweider
                                 Title:  Senior Vice President, Deputy General
                                         Counsel and Secretary


                                 CORPORATE SEAL


Attest:

/s/ J. Kevin Blodgett
---------------------
Assistant Secretary


Name, title, and address of officer to whom notices and correspondence concerning this statement should be addressed:

          Kenneth E. Randolph
          Executive Vice President and General Counsel
          1000 Louisiana, Suite 5800
          Houston, Texas 77002

                                   EXHIBIT A

        A Consolidating Statement Of Income And Surplus Of The Claimant
         And Its Subsidiary Companies As Of The Close Of Such Calendar
       Year, Together With A Consolidating Balance Sheet Of Claimant And
            Its Subsidiaries As Of The Close Of Such Calendar Year.


          Exhibit A has been filed confidentially with the Securities and Exchange Commission pursuant to Rule 104 and Rule 101 of Regulation S-T, 17 C.F.R. section 232.101(c) (2002). No consolidating financial statements have been provided for (a) holding companies, (b) companies in which the Claimant does not have a controlling interest and (c) companies that conducted no substantive business operations in 2001.

                                   EXHIBIT B


     An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

Claimant owns

A.  100% BG Holdings, Inc., which owns

     1.  25% Dynegy Holdings Inc.

B.  75% Dynegy Holdings Inc., which owns

     1.  100% Dynegy Catlin Member, Inc., which owns

         (a) 100% Dynegy Midwest Generation, Inc.

     2.  100% of Dynegy Power Corp., which owns

         (a) 50% WPC (Generation) Holdings LLC, which owns

               (i) 100% West Coast Power LLC, which owns

                    (A)  100% Cabrillo Power I LLC;

                    (B)  100% Cabrillo Power II LLC;

                    (C)  100% El Segundo Power, LLC; and

                    (D)  100% Long Beach Generation LLC

         (b) 100% Dynegy N.A. Ventures, Inc., which owns

               (i) 100% Chesapeake Power, Inc., which owns

                    (A)  100% James River Energy Corp., which owns

                          (i) 50% Commonwealth Atlantic Limited Partnership

         (c) 100% Hartwell Independent Power Partners, Inc., which owns

               (i) 1% Hartwell Energy Limited Partnership

         (d) 100% Hart County IPP, Inc., which owns

               (i) 49% Hartwell Energy Limited Partnership

         (e) 100% Hartwell Power Company, which owns

               (i) De minimus Hartwell Energy Limited Partnership

         (f)  100% RRP Company, which owns

               (i) 99% Termo Santander Holding, L.L.C., which owns

                    (A)  50% Rocky Road Power, LLC

          (g) 100% DPC Colombia-Opon Power Resources Company, which owns

               (i) 1% Termo Santander Holding, L.L.C., which owns

                    (A)  50% Rocky Road Power, LLC

          (h) 100% Georgia Mercantile Power, Inc., which owns

               (i)  100% Heard County Power, L.L.C.

          (i) 100% Dry Creek Power, Inc., which owns

               (i)  100% Rockingham Power, L.L.C.

          (j) 100% Calcasieu Power, Inc., which owns

               (i)  99% Calcasieu Power, LLC

          (k) 100% Parish Power, Inc., which owns

               (i)  1% Calcasieu Power, LLC

          (l)  100% Riverside Generation, Inc., which owns

               (i) 100% Riverside Generating Company, L.L.C.

          (m)  100% Bluegrass Generation, Inc., which owns

               (i) 100% Bluegrass Generating, L.L.C.

          (n)  100% Foothills Generation, Inc., which owns

               (i) 100% Foothills Generating, L.L.C.

          (o)  100% Rolling Hills Generation, Inc., which owns

               (i) 100% Rolling Hills Generating, L.L.C.

          (p)  100% Dynegy Renaissance Power, Inc., which owns

               (i)  100% Renaissance Power, L.L.C.

          (q)  100% Dynegy Northeast Generation, Inc., which owns

               (i)  100% Hudson Power, L.L.C., which owns

                    (A) 100% Dynegy Danskammer, L.L.C.

                    (B) 100% Dynegy Roseton, L.L.C.

C.  100% Illinova Corporation which owns

     1.  100% Illinova Generating Company, which owns

          (a) 20% of Electric Energy, Inc., which owns

               (i) 100% Midwest Electric Power, Inc.

          (b) 100% IGC Grimes County, Inc, which owns

               (i)  0.2% Tenaska Frontier Partners

          (c) 100% IGC Grimes County Frontier, Inc., which owns

               (i) 19.8% Tenaska Frontier Partners

          (d) 100% of IGC Global, Inc., which owns

               (i) 100% IGC International, Inc., which owns

                    (A) 100% IGC Chorrera, LLC, which owns

                         (I) 50% IGC/ERI Pan-AM Thermal Generating Limited

                    (B)  100% IGC (Wind), LLC, which owns

                         (I)   65% Plantas Eolicas S de R. L.

                         (II)  100% Generacion Eolica Trust, which owns

                                    1% Generacion Eolica, Ltda., which owns

                                         35% of Plantas Eolicas S. de R. L.

                         (III) 99% Generacion Eolica, Ltda., which owns

                                    35% of Plantas Eolicas S. de R. L.

                    (C) 100% IGC International II, Inc., which owns

                         (I)  1% IGC Uch, LLC, which owns

                                    50% Tenaska-Illinova Generating
                                    International, LLC. which owns

                                         98% of Tenaska UPL (L) Corporation,
                                         which owns

                                              30.34% UPLHC-1, which owns

                                                   99% UCH Power Limited

                                              30.34% UPLHC-2, which owns

                                                   1% UCH Power Limited

                                         1% of Tenaska UPL (L) Corporation,
                                         which owns

                                              30.34% UPLHC-1, which owns

                                                   99% UCH Power Limited

                                              30.34% UPLHC-2, which owns

                                                   1% UCH Power Limited

                         (II) 1% IGC ELCO Partnership, LLC, which owns

                                    86.67% ELCO Power Investment Co., LLC
                                    which owns

                                         10% Electicidad de Cartes S.
                                         de R. L. de C. V.

                                    15.2% Electicidad de Cortes S. de R. L. de
                                    C. V.

                         (III)  1% IGC Jamaica Partnership, LLC, which owns

                                    17.75% Doctor Bird Power Company, which owns

                                         99% Jamaica Energy Partners

                         (IV)   1% IGC Aguaytia Partners, LLC, which owns

                                    15.78% of Aguaytia Energy, LLC, which owns

                                         97.22% Aguaytia Energy del Peru S. R.
                                         Ltda

                         (V)    99% Illinova ZJXC Company, which owns

                                    60% Zhejang-Xinchang-IGC Power Co., Ltd.

                    (D)  99% IGC Uch, LLC, which owns

                         (I) 50% Tenaska-Illinova Generating
                             International, LLC, which owns

                                    98% of Tenaska UPL (L) Corporation, which owns

                                         30.34% UPLHC-1, which owns

                                              99% UCH Power Limited

                                         30.34% UPLHC-2, which owns

                                              1% Uch Power Limited

                         (II) 1% of Tenaska UPL (L) Corporation

                     (E) 99% IGC ELCO Partnership, LLC, which owns

                         (I)  66.67% ELCO Power Investment Co., LLC which owns

                                    10% Electricida de Cortes de R. L. de C. V.

                         (II) 15.2% Electricida de Cortes S. de R. L. de C.V.

                    (F) 99% IGC Jamaica Partnership, LLC , which owns

                         (I)  17.75% Doctor Bird Power Company, which owns

                                    99% Jamaica Energy Partners

                    (G) 99% IGC Aguaytia Partners LLC, which owns

                         (I) 15.78% of Aguaytia Energy, LLC, which owns

                                    93.3% Aguaytia Energy Del Peru S. R. Ltda

                    (H) 1% Illinova ZJXC Company, which owns

                         (I) 60% Zhejang Xinchang-IGC Power Co., Ltd.

                                   APPENDIX I


Claimant

Name:                   Dynegy Inc.
State of Organization:  Illinois
Location:               1000 Louisiana, Suite 5800
                        Houston, TX 77002
Nature of business:     An exempt public utility holding company.

Subsidiaries

Unless otherwise noted below, the location of all subsidiaries is 1000 Louisiana, Suite 5800, Houston, TX 77002

Name:                   BG Holdings, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds 250 shares of common stock of
                        Dynegy Holdings Inc. at $1.00 per share.

Name:                   Dynegy Holdings Inc.
State of Organization:  Delaware
Nature of business:     Holding company of energy production, processing and
                        marketing companies with no public utility assets and no public utility subsidiaries or affiliates as defined under the Act.

Name:                   Dynegy Power Corp.
State of Organization:  Delaware
Nature of business:     Holding company of various generation project companies
                        (QFs and EWGs); also provides services (e.g., administrative, operations, and maintenance) to these project companies.

Name:                   Black Mountain CoGen, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds a 50% interest in Nevada
                        Cogeneration Associates #2.

Name:                   Nevada Cogeneration Associates #2
State of Organization:  Utah (General Partnership)
Nature of business:     General partnership in which the Claimant holds an
                        indirect 50% interest; owns power generation facilities
                        (QF) selling at wholesale.

Name:                   Bluegrass Generation, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds 100% of member interests in
                        Bluegrass Generation Company, L.L.C. (initial capital contribution of $1,000).

Name:                   Calcasieu Power, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds a 99% member interest in
                        Calcasieu Power, LLC.

Name:                   Parish Power, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds a 1% member interest in
                        Calcasieu Power, LLC.

Name:                   Delta CoGen, Inc.
State of Organization:  Delaware
Nature of business:     Dormant.

Name:                   DPC Power Resources Holding Company
State of Organization:  Delaware
Nature of business:     Dormant.

Name:                   Dry Creek Power, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds 100% of member interests in
                        Rockingham Power, L.L.C.

Name:                   Dynegy Asset Management Inc.
State of Organization:  Delaware
Nature of business:     Dormant.

Name:                   Dynegy Connect Asset Management Inc.
State of Organization:  Delaware
Nature of business:     Dormant.

Name:                   DTIP I, Inc.
State of Organization:  Delaware
Nature of business:     Dormant.

Name:                   DTIP II, Inc.
State of Organization:  Delaware
Nature of business:     Entity formed to hold interest in owner of potential
                        power generation facility.

Name:                   Dynegy Brazil, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds 50% ownership interest in Destec
                        de Brasil, Ltda.

Name:                   Dynegy South America Development, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds 50% ownership interest in Destec
                        de Brasil, Ltda.

Name:                   Destec de Brasil, Ltda.
State of Organization:  Brazil (limited liability company)
Location:               1255 Nacoes Unidas, Avenue 17th Floor,
World Trade Center      04578- 903 Sao Paulo, SP
Nature of business:     Dormant.

Name:                   Dynegy Latin America, Inc.
State of Organization:  Delaware
Nature of business:     Formed to be a holding company for Potential Latin
                        American business activities.

Name:                   Dynegy Oasis Energy, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds 100% of member interests in Oasis
                        Energy, L.L.C. (initial capital contribution of $1,000).

Name:                   Oasis Energy, L.L.C.
State of Organization:  Delaware
Nature of business:     Dormant.

Name:                   Dynegy Power Development Company
State of Organization:  Delaware
Nature of business:     Entity formed to do front end development activities for
                        generation projects; no substantive business operations in 2001.

Name:                   Dynegy Power Holdings, Inc.
State of Organization:  Delaware
Nature of business:     Holding company for one generation project lessee
                        company (QF), and other companies providing various services, (e.g., administrative, operating, maintenance and engineering) for generation projects.

Name:                   Dynegy Power Investments, Inc.
State of Organization:  Delaware
Nature of business:     Holds Sonat Freestone County mineral interests.

Name:                   Dynegy Power Services, Inc.
State of Organization:  Delaware
Nature of business:     Engaged in business of marketing wholesale power.

Name:                   Dynegy Power Nevada, Inc.
State of Organization:  Delaware
Nature of business:     Dormant.

Name:                   Dynegy Cabrillo II, LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Dormant.

Name:                   El Segundo Power II, L.L.C.
State of Organization:  Delaware (limited liability company)
Nature of business:     Dormant.

Name:                   Blue Ridge Generation Inc.
State of Organization:  Delaware
Nature of business:     Holding Company; holds 100% of member interests in Blue
                        Ridge Generation LLC (initial capital contribution of
                        $1,000).

Name:                   Blue Ridge Generation LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Formed to engage in business of developing and owning
                        potential power generation facilities (EWG)/selling power at wholesale; no substantive business operations in 2001.

Name:                   Chickahominy Generating Company
State of Organization:  Delaware
Nature of business:     Holding company; holds 100% of member interests in
                        Chickahominy Power LLC (initial capital contribution of
                        $1,000).

Name:                   Chickahominy Power LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Formed to lease potential power generation facility;
                        no substantive business in 2001.

Name:                   Florida Mercantile Power, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds 100% of member
                        interests in Palmetto Power, L.L.C. (initial capital contribution of $1,000).

Name:                   Palmetto Power, L.L.C.
State of Organization:  Delaware (limited liability company)
Nature of business:     Formed for potential wholesale power project; no
                        substantive business in 2001.

Name:                   Gasification Services, Inc.
State of Organization:  Delaware
Nature of business:     Dormant.

Name:                   Georgia Mercantile Power, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds 100% of member interests in Heard
                        County Power, L.L.C. (initial capital contribution of
                        $1,000).

Name:                   Hart County IPP, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds 49% limited partner interest in
                        Hartwell Energy Limited Partnership.

Name:                   Hartwell Independent Power Partners, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds 1% general partner interest in
                        Hartwell Energy Limited Partnership.

Name:                   Hartwell Power Company
State of Organization:  Delaware
Nature of business:     Holding company; holds de minimis limited partner
                        interest in Hartwell Energy Limited Partnership.

Name:                   James River Energy Corp.
State of Organization:  Virginia
Nature of business:     Holding company; holds 50% limited partner interest in
                        Atlantic Limited Partnership.

Name:                   Michigan CoGen, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds 49% limited partner interest in
                        Michigan Power Limited Partnership.

Name:                   Michigan Power Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds 1% general partner interest in
                        Michigan Power Limited Partnership.

Name:                   Michigan Power Holdings, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds de minimis limited partner
                        interest in Michigan Power Limited Partnership.

Name:                   Michigan Power Limited Partnership
State of Organization:  Michigan (limited partnership)
Nature of business:     Limited Partnership in which the Claimant has a 50%
                        indirect ownership interest; owns power generation facilities (QF) selling at wholesale.

Name:                   OCG CoGen, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds 1% general partner interest in
                        Oyster Creek Limited Partnership.

Name:                   Oyster Creek CoGen, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds 49% limited partner interest in
                        Oyster Creek Limited Partnership.

Name:                   Oyster Creek Limited Partnership
State of Organization:  Texas (limited partnership)
Nature of business:     Limited partnership in which the Claimant has a 50%
                        indirect ownership interest; owns power generation facilities (QF) selling at wholesale.

Name:                   Port Arthur CoGen, Inc.
State of Organization:  Delaware
Nature of business:     Former holder of 2.5% limited partner interest in owner
                        of a power generation facility (assets sold in 2001).

Name:                   CoGen Power, L.P.
State of Organization:  Delaware (limited partnership)
Nature of business:     Former owner of power generation facilities (QF) selling
                        at wholesale (assets sold in 2001).

Name:                   RRP Company
State of Organization:  Delaware
Nature of business:     Holding company; holds 99% of member interests in Termo
                        Santander Holding, L.L.C.

Name:                   DPC Colombia - Opon Power Resources Company
State of Organization:  Delaware
Nature of business:     Holding company; holds 1% of member interests in Termo
                        Santander Holding, L.L.C.

Name:                   Termo Santander Holding, L.L.C.
State of Organization:  Delaware (limited liability company)
Nature of business:     Holding company; holds 50% of member interests in each
                        of Termo Santander Holding (Alpha), L.L.C. and Rocky
                        Road Power, LLC.

Name:                   Termo Santander Holding (Alpha), L.L.C.
State of Organization:  Delaware (limited liability company)
Nature of business:     Limited liability company in which the Claimant has a
                        50% indirect interest.

Name:                   Riverside Generation, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds 100% of member interests in
                        Riverside Generating Company, L.L.C. (initial capital contribution of $1,000)

Name:                   WCP (Generation) Holdings LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Holding company in which the Claimant has a 50% indirect
                        interest; holds 100% of member interests in West Coast
                        Power, LLC.

Name:                   West Coast Power LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Limited liability company in which the Claimant has a
                        50% indirect interest; holds interest in owners of generation facilities (EWG) selling at wholesale.

Name:                   Foothills Generation, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds 100% of member interests in
                        Foothills Generating, LLC (initial capital contribution of $1,000).

Name:                   Rolling Hills Generation, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds 100% of member interests in
                        Rolling Hills Generating, L.L.C. (initial capital contribution of $1,000).

Name:                   Dynegy Renaissance Power, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds 100% of member interests in
                        Renaissance Power, L.L.C. (initial capital contribution of $1,000).

Name:                   Dynegy Northeast Generation, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds 100% of member interests in
                        Hudson Power, L.L.C. and provides administrative services for Dynegy Danskammer, LLC and Dynegy Roseton,
                        LLC, owners of wholesale generation facilities.

Name:                   Hudson Power, L.L.C.
State of Organization:  Delaware (limited liability company)
Nature of business:     Holding company; holds 100% of member interests in
                        Dynegy Danskammer, LLC, Dynegy Roseton, LLC and Dynegy
                        Hudson Power Retail, L.L.C. (in each case for an initial capital contribution of $1,000).

Name:                   Dynegy Hudson Power Retail, L.L.C.
State of Organization:  Delaware (limited liability company)
Nature of business:     Formed for regulatory purposes to engage in limited
                        retail power sales to Central Hudson Gas & Electric
                        Corp.; no substantive business operations in 2001.

Name:                   Magnolia Generation, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds 100% of member interests in
                        Magnolia Generating, L.L.C. (initial capital contribution of $1,000).

Name:                   Magnolia Generating, L.L.C.
State of Organization:  Delaware
Nature of business:     Created to develop and own potential wholesale power
                        project; no substantive business operations in 2001.

Name:                   Liberty Bell Power, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds 100% of member interests in
                        Liberty Bell Power, LLC (initial capital contribution of $1,000).

Name:                   Liberty Bell Power, LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Created to enter into a real estate transaction in
                        Pennsylvania for a potential wholesale power project;
                        no substantive business operations in 2001.

Name:                   Dynegy Southwest Generation, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds 50% of member interests in
                        Southwest Power Holdings LLC (no initial capital contribution made).

Name:                   Southwest Power Holdings LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Holding company in which the Claimant has a 50% indirect
                        interest; holds 100% of member interests in Southwest
                        Generation LLC.

Name:                   Southwest Generation LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Holding company in which the Claimant has a 50% indirect
                        interest; holds 100% of member interests in each of Clark Power LLC and Reid Gardner Power LLC.

Name:                   Clark Power LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Formed to acquire wholesale generators from Nevada Power
                        Company; no substantive business operations in 2001.

Name:                   Reid Gardner Power LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Formed to acquire wholesale generators from Nevada Power
                        Company; no substantive business operations in 2001.

Name:                   Renaissance Pipeline, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds 100% of member interests in
                        Renaissance Pipeline Company, L.L.C. (initial capital contribution of $1,000).

Name:                   Renaissance Pipeline Company, L.L.C.
State of Organization:  Delaware (limited liability company)
Nature of business:     Formed to own gas pipelines, telecommunications
                        equipment and related appurtances and real property rights; no substantive business operations in 2001.

Name:                   Oak Glen Power, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds 100% of member interests in Oak
                        Glen Power LLC (initial capital contribution of $1,000).

Name:                   Oak Glen Power LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Formed to develop and own potential wholesale power
                        project; no substantive business operations in 2001.

Name:                   Dynegy Global Energy, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds interests in various entities
                        engaged in oil and gas activities around the world.

Name:                   3020373 Nova Scotia Company
State of Organization:  Nova Scotia ULC
Location:               Suite 800, 1959 Upper Water Street.,
                        P.O. Box 997, Halifax, NS B3J 2X2
Nature of business:     Holding company; holds 99.9% interest in Dynegy Canada
                        Limited Partnership.

Name:                   3020372 Nova Scotia Company
State of Organization:  Nova Scotia ULC
Location:               Suite 800, 1959 Upper Water Street.,
                        P.O. Box 997, Halifax, NS B3J 2X2
Nature of business:     Holding company; holds .1% interest in Dynegy Canada
                        Limited Partnership.

Name:                   Dynegy Canada Limited Partnership
State of Organization:  Alberta
Nature of business:     Formed to finance asset acquisitions in
                        Canada.

Name:                   Dynegy Dutch Holdings B.V.
State of Organization:  Netherlands corporation
Location:               Weena, 336, 3012 NJ Rotterdam, The Netherlands
Nature of business:     Holding company; holds interests in various entities
                        engaged in oil and gas activities around the world.

Name:                   Dynegy Nederland B.V.
State of Organization:  Netherlands corporation
Location:               Weena, 336, 3012 NJ Rotterdam, The Netherlands
Nature of business:     Holding company; holds interests in various entities
                        engaged in oil and gas activities around the world.

Name:                   Dynegy Italia S.r.l.
State of Organization:  Italian limited liability company
Nature of business:     Development company in Italy.

Name:                   Dynegy Marketing and Trade Sarl
State of Organization:  Switzerland limited liability company
Nature of business:     International marketing and trading company.

Name:                   Dynegy Espana S.L.
State of Organization:  Spain Company
Nature of business:     Formed to engage in marketing and trading business in
                        Spain; no substantive business operations in 2001.

Name:                   Dynegy Canada Inc.
State of Organization:  Alberta corporation
Location:               707 8th Avenue S.W., Suite 800,
                        Calgary Alberta T2P 3V3 Canada
Nature of business:     Engaged in marketing and trading of natural gas, power,
                        coal, emission allowances and the generation of electricity.

Name:                   Dynegy Canada Gas Marketing Ltd.
State of Organization:  Alberta corporation
Location:               1500 Bankers Hall, 855-2nd Street, S.W.
                        Calgary, Alberta, T2P 437
Nature of business:     Engaged in energy product marketing.

Name:                   701289 Alberta Ltd.
State of Organization:  Alberta corporation
Location:               1500 Bankers Hall, 855-2nd Street, S.W.
                        Calgary, Alberta, T2P 437
Nature of business:     Formerly held certain of Claimant's Canadian assets
                        (sold in 2001).

Name:                   Canadian Midstream Services Ltd.
State of Organization:  Alberta corporation
Nature of business:     Owns and operates a natural gas processing facility.

Name:                   Dynegy Argentina, Inc.
State of Organization:  Delaware
Nature of business:     Dormant.

Name:                   NGC Colombia, Inc.
State of Organization:  Delaware
Nature of business:     Dormant.

Name:                   NGC Colombia S.A..
State of Organization:  Colombia corporation
Location:               Calle 144 #9-45, OFC 1006,
                        Sante Fe de Bogata, Colombia SA
Nature of business:     Dormant.

Name:                   Dynegy Global Liquids, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds interests in entities conducting
                        Dynegy's international natural gas liquids business.

Name:                   Dynegy Cayman Holdings, Ltd.
State of Organization:  Cayman Islands corporation
Location:               Walker House, Mary Street,
                        George Town, Grand Cayman, Cayman Islands
Nature of business:     Holding company; holds interests in entities conducting
                        Dynegy's international natural gas liquids business.

Name:                   Dynegy Global Liquids (Cayman), Ltd.
State of Organization:  Cayman Islands corporation
Location:               c/o W.S. Walker & Company, Caledonian House, P.O. Box
                        265, George Town, Grand Cayman, Cayman Islands
Nature of business:     Owns the Australian Unit Trust in the Townsville
                        Project; no substantive business operations in 2001.

Name:                   Dynegy Cayman Colombia I, Ltd.
State of Organization:  Cayman Islands corporation
Location:               Walker House, Mary Street,
                        George Town, Grand Cayman, Cayman Islands
Nature of business:     Dormant.

Name:                   Dynegy Cayman Colombia II, Ltd.
State of Organization:  Cayman Islands corporation
Location:               Walker House, Mary Street,
                        George Town, Grand Cayman, Cayman Islands
Nature of business:     Dormant.

Name:                   Dynegy Cayman Colombia III, Ltd.
State of Organization:  Cayman Islands corporation
Location:               Walker House, Mary Street,
                        George Town, Grand Cayman, Cayman Islands
Nature of business:     Dormant.

Name:                   Dynegy Cayman Colombia IV, Ltd.
State of Organization:  Cayman Islands corporation
Location:               Walker House, Mary Street,
                        George Town, Grand Cayman, Cayman Islands
Nature of business:     Dormant.

Name:                   Dynegy Cayman Colombia V, Ltd.
State of Organization:  Cayman Islands corporation
Location:               Walker House, Mary Street,
                        George Town, Grand Cayman, Cayman Islands
Nature of business:     Dormant.

Name:                   Dinamica Integral de Energia Holdings, Ltd.
State of Organization:  Cayman Islands corporation
Location:               c/o W.S. Walker & Company, Second Floor, Caledonian
                        House, Mary Street, P.O. Box 265GT, George Town, Grand
                        Cayman, Cayman Islands
Nature of business:     Dormant.

Name:                   Destec Labuan Holdings, Ltd.
State of Organization:  Malaysian corporation
Location:               c/o Baker & McKenzie, 1 Temasek Avenue #27-01,
                        Millenia Tower, Malaysia 039192
Nature of business:     Dormant.

Name:                   Dynegy Luxembourg Holdings S.A.R.L.
State of Organization:  Luxembourg Company
Nature of business:     Finance company.

Name:                   Dynegy Mexico, Inc.
State of Organization:  Delaware
Nature of business:     Dormant.

Name:                   Dynegy Mexico, S.A. de C.V.
State of Organization:  Mexico corporation
Location:               Montes Urales 480-PISO 1 Lomas De Chapulte pec, 11000
                        Mexico, DF
Nature of business:     Dormant.

Name:                   Dynegy Pty Limited
State of Organization:  Australian corporation
Location:               Level 17, 2 Chifley Square, Syndey, NSW 2000
Nature of business:     Dormant.

Name:                   Dynegy Holdings Limited
State of Organization:  UK ltd. corp.
Nature of business:     Holding company; holds interests in entities conducting
                        the Claimant's UK energy operations.

Name:                   Dynegy Europe Limited
State of Organization:  UK limited corporation
Location:               England and Wales
Nature of business:     Holding company; holds interests in entities conducting
                        the Claimant's UK energy operations.

Name:                   Dynegy UK Limited
State of Organization:  UK limited corporation
Location:               First Floor, 4 Grosvenor Place, London, England SW1X7HJ
Nature of business:     Engaged international marketing and trading business.

Name:                   Dynegy Global Finance Limited
State of Organization:  UK limited corporation
Nature of business:     Finance company in UK.

Name:                   Dynegy Norway Limited
State of Organization:  UL limited corporation
Location:               England and Wales
Nature of business:     UK trading company.

Name:                   Dynegy Trading Services Limited
State of Organization:  UK ltd. corp.
Nature of business:     Dormant.

Name:                   Dynegy Investment Limited
State of Organization:  UK ltd. corp.
Nature of business:     Dormant.

Name:                   Dynegy Onshore Processing UK Limited
State of Organization:  UK ltd. corp.
Nature of business:     Engaged in natural gas storage business.

Name:                   Dynegy Storage Limited
State of Organization:  UK ltd. corp.
Nature of business:     Engaged in natural gas storage business.

Name:                   Dynegy Offshore UK Limited
State of Organization:  UK ltd. corp.
Nature of business:     Gas Storage company (acquired November 2001).

Name:                   Dynegy Holding Company, L.L.C.
State of Organization:  Delaware (limited liability company)
Nature of business:     Holding company; holds interests in various marketing
                        and midstream services entities.

Name:                   DMS LP, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds limited partner interest in
                        owner of natural gas processing facility.

Name:                   Dynegy Midstream G.P., Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds general partner interest in
                        owner of natural gas processing facility.

Name:                   Dynegy Power Marketing, Inc.
State of Organization:  Texas
Nature of business:     Engaged in wholesale power marketing business.

Name:                   NGC Corporation
State of Organization:  Delaware
Nature of business:     Dormant.

Name:                   Dynegy Midstream Services, Limited Partnership
State of Organization:  Delaware (limited partnership)
Nature of business:     Owns and operates natural gas processing facility; also
                        holds interests in various natural gas processing and natural gas liquids entities.

Name:                   Waskom Gas Processing Company
State of Organization:  Texas general partnership
Nature of business:     Partnership in which the Claimant has an indirect
                        33 1/3% interest; owns and operates a natural gas processing, extraction and fractionation facility.

Name:                   Venice Energy Services Company, L.L.C.
State of Organization:  Delaware (limited liability company)
Nature of business:     Limited liability company in which the Claimant has an
                        indirect 22.8958% interest; owns and operates a natural gas processing, extraction, fractionation and storage facility located in Louisiana.

Name:                   Venice Gathering System, L.L.C.
State of Organization:  Delaware (limited liability company)
Nature of business:     Limited liability company in which the Claimant has an
                        indirect 22.8958% interest; owns a pipeline system that supplies Venice Energy Services Company, L.L.C.

Name:                   Hackberry LNG Terminal, L.L.C.
State of Organization:  Delaware (limited liability company
Nature of business:     Formed to develop a liquified natural gas terminal
                        in Hackberry, Louisiana; no substantive business operations in 2001.

Name:                   Versado Gas Processors, L.L.C.
State of Organization:  Delaware (limited liability company)
Nature of business:     Joint venture formed to pursue gas opportunities in
                        New Mexico.

Name:                   Downstream Energy Ventures Co., L.L.C.
State of Organization:  Delaware (limited liability company)
Nature of business:     Holding company; holds general partner interest in
                        owner of a natural gas liquids fractionation facility.

Name:                   Cedar Bayou Fractionators, L.P.
State of Organization:  Delaware (limited partnership)
Nature of business:     Limited partnership in which the Claimant has an
                        indirect 88% interest; engaged in providing fractionation services for third-party owned natural gas liquids.

Name:                   Midstream Barge Company, L.L.C.
State of Organization:  Delaware (limited liability company)
Nature of business:     Owns and leases barges used in natural gas liquids
                        business.

Name:                   Dynegy Liquids G.P., L.L.C.
State of Organization:  Delaware (limited liability company)
Nature of business:     Holding company; holds 1% interest in Dynegy Liquids
                        Marketing and Trade.

Name:                   Dynegy Liquids Marketing and Trade
State of Organization:  Delaware (general partnership)
Nature of business:     Purchases, sells and trades natural gas liquids and
                        related products.

Name:                   Gulf Coast Fractionators
State of Organization:  Texas (general partnership)
Nature of business:     Partnership in which the Claimant has an indirect 38.75%
                        interest; owns a fractionation facility located in Texas.

Name:                   Bradshaw Gathering System
State of Organization:  Texas (general partnership)
Nature of business:     Dormant.

Name:                   Dynegy Regulated Holdings, LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Holding company; holds interests in various entities
                        engaged in the natural gas liquids business.

Name:                   WTLPS, LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Holding company; holds 3.92% general partner interest in
                        West Texas LPG Pipeline Limited Partnership.

Name:                   West Texas LPG Pipeline Limited Partnership
State of Organization:  Texas (limited partnership)
Nature of business:     Limited partnership in which the Claimant has an
                        indirect 39.2% interest; owns the West Texas Pipeline.

Name:                   Dynegy OPI, LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Dormant.

Name:                   Dynegy NGL Pipeline Company, LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Owns interstate natural gas pipeline from Texas to
                        Louisiana.

Name:                   Dynegy Intrastate Pipeline, LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Owns intrastate natural gas pipeline in Texas.

Name:                   Warren Petroleum Company, LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Dormant.

Name:                   Warren Gas Liquids, LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Dormant.

Name:                   DMT Holdings, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds interests in various energy and
                        investment companies.

Name:                   NGC Storage, Inc.
State of Organization:  Delaware
Nature of business:     Dormant.

Name:                   Natural Gas Clearinghouse, Inc.
State of Organization:  Delaware
Nature of business:     Dormant.

Name:                   DGPI Inc.
State of Organization:  Delaware
Nature of business:     Contingent liability risk management company.

Name:                   Dynegy Gas Transportation, Inc.
State of Organization:  Delaware
Nature of business:     Nominal holder of transportation contracts; no
                        substantive business operations in 2001.

Name:                   Dynegy Consulting Services, Inc.
State of Organization:  Delaware
Nature of business:     Provides consulting services to third parties and holds
                        other interests.

Name:                   Dynegy Technology Capital Corp.
State of Organization:  Delaware
Nature of business:     Formed to make technology investments.

Name:                   Dynegydirect Inc.
State of Organization:  Delaware
Nature of business:     Nominal holder of certain rights relating to the
                        Claimant's former on-line trading portal; no substantive business operations in 2001.

Name:                   Dynegy Energy Services, Inc.
State of Organization:  Delaware
Nature of business:     Retail power marketer.

Name:                   SouthStar Energy Services LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Retail gas company in which the Claimant has an indirect
                        20% interest.

Name:                   Illinois Power Energy, Inc.
State of Organization:  Delaware
Nature of business:     Formed to perform retail power sales in Illinois; no
                        substantive business operations in 2001.

Name:                   DEM GP, LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Holding company; holds 3% general partner interest in
                        Dynegy Energy Marketing, LP.

Name:                   DEM LP, LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Holding company; holds 97% limited partner interest in
                        Dynegy Energy Marketing, LP.

Name:                   Dynegy Energy Marketing, LP
State of Organization:  Delaware (limited partnership)
Nature of business:     Formed to sell electricity and related services to
                        retail electricity customers; no substantive business operations in 2001.

Name:                   Dynegy Strategic Investments LP, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds 99% limited partner interest in
                        Dynegy Strategic Investments, LP (no initial capital contribution).

Name:                   Dynegy Strategic Investments GP, LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Holding company; holds 1% general partner interest in
                        Dynegy Strategic Investments, LP (no initial capital contribution).

Name:                   Dynegy Strategic Investments, L.P.
State of Organization:  Delaware (limited partnership)
Nature of business:     Formed to invest in venture capital and third party
                        opportunities; no substantive business operations in 2001.

Name:                   DS Partnership Investments, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds 99% limited partner interests in
                        DS Partnership Investments, L.P. (no initial capital contribution).

Name:                   DS Partnership Investments GP, LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Holding company; holds 1% general partner interest in DS
                        Partnership Investments, L.P. (no initial capital contribution).

Name:                   DS Partnership Investments, L.P.
State of Organization:  Delaware (limited partnership)
Nature of business:     Formed to invest in venture capital and third party
                        opportunities; no substantive business operations in 2001.

Name:                   DMT L.P., LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Holding company; holds 97% limited partner interest in
                        DMT Holdings, LP.

Name:                   DMT G.P., LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Holding company; holds 3% general partner interest in
                        DMT Holdings, LP.

Name:                   DMT Holdings, LP
State of Organization:  Delaware (limited partnership)
Nature of business:     Holding company; holds interests in various marketing
                        and trading companies.

Name:                   Dynegy Broadband Marketing and Trade
State of Organization:  Delaware (general partnership)
Nature of business:     Engaged in marketing and trading of broadband.

Name:                   Dynegy Marketing and Trade
State of Organization:  Colorado (general partnership)
Nature of business:     Engaged in marketing and trading of natural gas, power,
                        coal, emission allowances and the generation of electricity.

Name:                   Dynegy Coal Trading & Transportation, L.L.C.
State of Organization:  Delaware (limited liability company)
Nature of business:     Arranges fuel supply for affiliated coal-fired
                        generation facilities.

Name:                   Nicor Energy, L.L.C.
State of Organization:  Delaware (limited liability company)
Nature of business:     Limited liability company in which the Claimant has an
                        indirect 50% interest; engaged in business of providing retail gas and electric services.

Name:                   DMT Supply Holdings, LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Holding company; holds 100% of interests in DMT Supply
                        Holdings Grantor Trust.

Name:                   Dynegy Supply Holdings Grantor Trust
State of Organization:  Delaware business trust
Nature of business:     Holding company; holds 99% interest in DMT Supply,
                        LP (no initial capital contribution).

Name:                   DMT Supply, LP
State of Organization:  Delaware (limited partnership)
Nature of business:     Entity formed to engage in natural gas delivery
                        and operations.

Name:                   DMG Enterprises, Inc.
State of Organization:  Delaware
Nature of business:     Holding company.

Name:                   Dynegy GP Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds interests in various marketing
                        and trading entities; no substantive business operations in 2001.

Name:                   Dynegy Administrative Services Company
State of Organization:  Delaware
Nature of business:     Holding company for contingent liability risk management
                        companies.

Name:                   NIPC, Inc.
State of Organization:  Texas
Nature of business:     Contingent liability risk management company.

Name:                   Dynegy I.T., Inc.
State of Organization:  Delaware
Nature of business:     Nominal holder of various intellectual property licenses
                        for different locations; no substantive business operations in 2001.

Name:                   DFS L.P., LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Holding company; holds 97% limited partner interest
                        in Dynegy Financial Services, LP (initial capital contribution of $970).

Name:                   DFS G.P., LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Holding company; holds 3% general partner interest
                        in Dynegy Financial Services, LP (initial capital contribution of $30).

Name:                   Dynegy Financial Services, LP
State of Organization:  Delaware (limited partnership)
Nature of business:     Provides cash collection, credit, and accounts
                        receivables factoriung services.

Name:                   Dynegy Catlin Member, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds indirect interests in Midwest
                        power generation assets.

Name:                   Catlin Associates, L.L.C.
State of Organization:  Delaware (limited liability company)
Nature of business:     Financial entity.

Name:                   Black Thunder Member, Inc.
State of Organization:  Delaware
Nature of business:     Project entity formed for the purpose of a structured
                        financing transaction; no substantive business operations in 2001.

Name:                   CoGen Lyondell, Inc.
State of Organization:  Texas
Nature of business:     Owner of power generation facilities (QF) selling at
                        wholesale.

Name:                   CoGen Power, Inc.
State of Organization:  Texas
Nature of business:     Former holding company indirectly owning power
                        generation facilities (QF) selling at wholesale
                        (assets sold in 2001).

Name:                   CEC Prime, Inc.
State of Organization:  Delaware
Nature of business:     Dormant.

Name:                   Dynegy Engineering, Inc.
State of Organization:  Texas
Nature of business:     Performs engineering work for Dynegy power generation
                        project.

Name:                   Dynegy Management, Inc.
State of Organization:  Delaware
Nature of business:     Limited partner of entity providing business management
                        services.

Name:                   Dynegy Services, Inc.
State of Organization:  Delaware
Nature of business:     General partner of entity providing business management
                        services.

Name:                   Dynegy Power Management Services, L.P.
State of Organization:  Delaware (limited partnership)
Nature of business:     Provides business management services to generation
                        facility owners which are owned wholly or jointly by Dynegy entities.

Name:                   Dynegy Operating Company
State of Organization:  Texas
Nature of business:     Performs operating and maintenance services for
                        generation facilities which are owned wholly or jointly by Dynegy entities.

Name:                   Dynegy Power Management Services, Inc.
State of Organization:  Texas
Nature of business:     Provides administrative services to Dynegy entities.

Name:                   Dynegy Parts and Technical Services, Inc.
State of Organization:  Texas
Nature of business:     Provides parts and technical services relating to
                        combustion turbines for Dynegy entities.

Name:                   Dynegy Power Project I, L.L.C.
State of Organization:  Delaware (limited liability company)
Nature of business:     Dormant.

Name:                   Dynegy Power Project II, L.L.C.
State of Organization:  Delaware (limited liability company)
Nature of business:     Dormant.

Name:                   HEP CoGen, Inc.
State of Organization:  Texas
Nature of business:     Dormant.

Name:                   Northway CoGen, Inc.
State of Organization:  Texas
Nature of business:     Dormant.

Name:                   Dynegy Global Communications Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds interests in various global
                        communications entities with no public utility assets and no public utility subsidiaries or affiliates as defined under the Act.

Name:                   Dynegy Europe Communications Holdings, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds interests in various global
                        communications entities.

Name:                   Dynegy Europe Communications I, LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Holding company (1% general partner interest) in Dynegy
                        Europe Communications C.V. (initial capital contribution of 250 shares of Dynegy Europe Communications I B.V.
                        (at one Euro per share) plus promissory note obligations of approximately 271,020 Pounds).

Name:                   Dynegy Europe Communications II, LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Holding company (1% general partner interest) in Dynegy
                        Europe Communications C.V. (initial capital contribution of 250 shares of Dynegy Europe Communications I B.V.
                        (at one Euro per share) plus promissory note obligations of approximately 271,020 Pounds).

Name:                   Dynegy Europe Communications C.V.
State of Organization:  Netherlands
Nature of business:     Holding company; holds 100% of interests in Dynegy
                        Europe Communications I B.V. (25,000 shares at one Euro per share).

Name:                   Dynegy Europe Communications I B.V.
State of Organization:  Netherlands company
Nature of business:     Holding company; holds 100% of interests in Dynegy
                        Europe Communications II B.V (46,000 shares at one Euro per share).

Name:                   Dynegy Europe Communications II B.V.
State of Organization:  Netherlands company
Nature of business:     Holding company; holds interest in various global
                        communications entities; also engaged in business of providing long-haul broadband network services.

Name:                   Dynegy Belgium Communications Sprl
State of Organization:  Belgium Corp.
Nature of business:     Engaged in business of providing long-haul broadband
                        network services.

Name:                   Dynegy Austria Communications GmbH
State of Organization:  Austrian company
Location:               A-1010 Wien. Rotenturmstrassee 13
Nature of business:     Engaged in business of providing long-haul broadband
                        network services.

Name:                   Dynegy Germany Communications GmbH
State of Organization:  Germany Corp.
Nature of business:     Engaged in business of providing long-haul broadband
                        network services.

Name:                   Dynegy France Communications SARL
State of Organization:  France Corp.
Nature of business:     Engaged in business of providing long-haul broadband
                        network services.

Name:                   Dynegy Switzerland Communications Sarl
State of Organization:  Switzerland Corp.
Nature of business:     Engaged in business of providing long-haul broadband
                        network services.

Name:                   Dynegy Spain Communications S.L.
State of Organization:  Spain Corp.
Nature of business:     Engaged in business of providing long-haul broadband
                        network services.

Name:                   Dynegy Italy Communications Srl
State of Organization:  Italy Corp.
Nature of business:     Engaged in business of providing long-haul broadband
                        network services.

Name:                   Dynegy Europe Communications Holdings Limited.
State of Organization:  UK limited corporation
Nature of business:     Holding company; holds 100% of interests in Dynegy UK
                        Communications Ltd. (100 shares at 1 Pound per share).

Name:                   Dynegy Europe Communications Limited
State of Organization:  UK limited corporation
Nature of business:     Form to engage in business of providing long-haul
                        broadband network services; no substantive business operations in 2001.

Name:                   Dynegy UK Communications Limited
State of Organization:  UK limited corp.
Nature of business:     Engaged in the business of providing long-haul
                        broadband network services.

Name:                   iaxis Carrier Services Ltd.
State of Organization:  UK limited corp.
Nature of business:     Dormant.

Name:                   DGC Leasing, LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Leases European telecommunications network assets.

Name:                   Mantiss Information Corporation
State of Organization:  Delaware
Nature of business:     Holding company; holds 10% limited partner interest
                        in Dynegy Connect, L.P. (contributed $23,257,032 for
                        3,100,938 units).

Name:                   Dynegy Connect GP, Inc.
State of Organization:  Delaware
Nature of business:     Holding company; holds 1% general partner interest in
                        Dynegy Connect, L.P. (contributed $2,325,703 for
                        310,094 units).

Name:                   Dynegy Connect, L.P.
State of Organization:  Delaware (limited partnership)
Nature of business:     Conducts long-haul broadband network business.

Name:                   Dynegy Asia Communications, Ltd.
State of Organization:  Hong Kong company
Nature of business:     Holding company; holds 100% of interests in Extant
                        Information Technology (Shenzen) Company Limited.

Name:                   Extant Information Technology (Shenzen) Company Limited
State of Organization:  China
Nature of business:     Operator of Asian data services business.

Name:                   Mantiss, L.L.C.
State of Organization:  Delaware (limited liability company)
Nature of business:     Formed to engage in international telecommunications
                        business; no substantive business operations in 2001.

Name:                   Mantiss Software Solutions India Private Ltd.
State of Organization:  India
Nature of business:     Formed for development of software.

Name:                   DCP Leasing, L.L.C.
State of Organization:  Delaware (limited liability company)
Nature of business:     Leases European telecommunications network assets.

Name:                   Dynegy Communications Clearinghouse, Inc.
State of Organization:  Delaware
Nature of business:     Holds telecommunications license; no substantive
                        business operations in 2001.

Name:                   Dynegy CLEC Communications (Virginia), Inc.
State of Organization:  Virginia
Nature of business:     Holds telecommunications license; no substantive
                        business operations in 2001.

Name:                   DGC Government Services, Inc.
State of Organization:  Delaware
Nature of business:     Formed to enter into governmental contracts; no
                        substantive business operations in 2001.

Name:                   Dynegy Voice Communications, Inc.
State of Organization:  Delaware
Nature of business:     Formed to enter into business related to voice
                        communications; no substantive business operations in 2001.

Name:                   Illinova Corporation
State of Organization:  Illinois
Nature of business:     Public utility holding company (holds common stock and
                        approximately 73% of the preferred stock of Illinois
                        Power Company).

Name:                   Illinova Generating Company
State of Organization:  Illinois
Nature of business:     Develops and operates independent power projects.

Name:                   IGC Grimes County, Inc.
State of Organization:  Illinois
Nature of business:     Holding company; holds 0.2% general partner interest in
                        Tenaska Frontier Partners.

Name:                   IGC Grimes Frontier, Inc.
State of Organization:  Illinois
Nature of business:     Holding company; holds 19.8% limited partner interest
                        in Tenaska Frontier Partners.

Name:                   Tenaska Frontier Partners
State of Organization:  Delaware (limited partnership)
Nature of business:     Limited Partnership in which the Claimant has a 20%
                        indirect interest; owns a wholesale power project
                        (under development/construction).

Name:                   Illinova Resource Recovery, Inc.
State of Organization:  Illinois
Nature of business:     Dormant.

Name:                   IGC Krishnapatnam Company
State of Organization:  Illinois
Nature of business:     Dormant.

Name:                   IPG Ferndale, Inc.
State of Organization:  Illinois
Nature of business:     Holding company; holds 5% general partner interest in
                        Teneska Washington Partners.

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Name:                   IPG Paris, Inc.
State of Organization:  Illinois
Nature of business:     Holding company; holds 15% limited partner interest in
                        Tenaska II Partners, Ltd.

Name:                   Charter Oak (Paris), Inc.
State of Organization:  Connecticut
Nature of business:     Holding company; holds 25% limited partner interest in
                        Tenaska III Partners, Ltd.

Name:                   Tenaska Washington Partners
State of Organization:  Washington (limited partnership)
Nature of business:     Limited partnership in which the Claimant has an
                        indirect 5% interest; owns a wholesale power project
                        (currently under development/construction).

Name:                   Tenaska III Partners, Ltd.
State of Organization:  Texas (limited partnership)
Nature of business:     Limited partnership in which the Claimant has an
                        indirect 40% interest; owns a 40% limited partner interest in the owner of a wholesale power project
                        (currently under development/construction).

Name:                   Tenaska III Texas Partners
State of Organization:  Texas (general partnership)
Nature of business:     Limited partnership in which the Claimant has an
                        indirect 40% interest; owns a wholesale power project
                        (currently under development/construction).

Name:                   COE (Gencoe) Corp.
State of Organization:  Connecticut
Nature of business:     Corporation in which the Claimant has an indirect 49%
                        ownership interest; holds 20.1% interest in each of IGC
                        (UK) Corp. and COE (UK) Corp.

Name:                   IGC (UK) Corp.
State of Organization:  Delaware
Nature of business:     Dormant.

Name:                   COE (UK) Corp.
State of Organization:  Connecticut
Nature of business:     Dormant.

Name:                   IGC Maranon LLC
State of Organization:  Cayman Islands (limited liability company)
Location:               c/o Maples and Calder, P.O. Box 309, Ugland House,
                        South Church Street. George Town, Grand Cayman,
                        Cayman Islands
Nature of business:     Dormant.

Name:                   Maranon I, LLC
State of Organization:  Cayman Islands (limited liability company)
Location:               c/o Maples and Calder, P.O. Box 309, Ugland House,
                        South Church Street. George Town, Grand Cayman,
                        Cayman Islands
Nature of business:     Dormant.

Name:                   Maranon II, LLC
State of Organization:  Cayman Islands (limited liability company)
Location:               c/o Maples and Calder, P.O. Box 309, Ugland House,
                        South Church Street. George Town, Grand Cayman,
                        Cayman Islands
Nature of business:     Dormant.

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

Name:                   Maranon III, LLC
State of Organization:  Cayman Islands (limited liability company)
Location:               c/o Maples and Calder, P.O. Box 309, Ugland House,
                        South Church Street. George Town, Grand Cayman,
                        Cayman Islands
Nature of business:     Dormant.

Name:                   IGC (Encoe) LLC
State of Organization:  Cayman Islands (limited liability company)
Location:               c/o Maples and Calder, P.O. Box 309, Ugland House,
                        South Church Street. George Town, Grand Cayman,
                        Cayman Islands
Nature of business:     Dormant.

Name:                   IGC Vietnam Development, Inc.
State of Organization:  Cayman Islands
Location:               c/o Maples and Calder, P.O. Box 309, Ugland House,
                        South Church Street. George Town, Grand Cayman,
                        Cayman Islands
Nature of business:     Dormant.

Name:                   IGC Azucar Inc.
State of Organization:  Cayman Islands
Location:               c/o Maples and Calder, P.O. Box 309, Ugland House,
                        South Church Street. George Town, Grand Cayman,
                        Cayman Islands
Nature of business:     Dormant.

Name:                   IGC (Gencoe) Corp.
State of Organization:  Delaware
Nature of business:     Dormant.

Name:                   IGC Global, Inc.
State of Organization:  Cayman Islands
Location:               c/o Maples and Calder, P.O. Box 309, Ugland House,
                        South Church Street. George Town, Grand Cayman,
                        Cayman Islands
Nature of business:     Holding company; holds 100% of the interests in IGC
                        International, Inc. (2,602.2 shares for a total investment of $29,440,197).

Name:                   ECI Energy Ltd.
State of Organization:  Delaware
Nature of business:     Dormant.

Name:                   Illinois Power Company
State of Organization:  Illinois
Nature of business:     Natural gas and electric utility company.

Name:                   IP Gas Supply Company
State of Organization:  Illinois
Nature of business:     Dormant.

Name:                   Illinois Power Capital LP
State of Organization:  Delaware (limited partnership)
Nature of business:     Dormant.
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

Name:                   Illinois Power Special Purpose Trust
State of Organization:  Delaware (business trust)
Nature of business:     A Delaware business trust whose sole owner is Illinois
                        Power Securitization Limited Liability Company. Formed to issue Transitional Funding Trust Notes as allowed by the 1997 Electric Utility Transition Funding Law; no substantive business operations in 2001.

Name:                   Illinois Power Securitization Limited Liability Company
State of Organization:  Delaware
Nature of business:     Granted rights of intangible transition property created
                        by Illinois Commerce Commission as part of the 1997
                        Electric Utility Transition Funding Law; no substantive business operations in 2001.

Name:                   Illinois Power Financing I
State of Organization:  Delaware (statutory business trust)
Nature of business:     Statutory business trust in which Illinois Power serves
                        as a sponsor; no substantive business operations in 2001.

Name:                   Illinois Power Transmission Company, LLC
State of Organization:  Delaware (limited liability company)
Nature of business:     Dormant.

Name:                   Illinova Energy Partners
State of Organization:  Delaware
Nature of business:     Markets energy and energy-related services in United
                        States and Canada.

Name:                   Illinova Electric Partners, Inc.
State of Organization:  Illinois
Nature of business:     Dormant.

Name:                   EMC Gas Transmission Co.
State of Organization:  Oklahoma
Nature of business:     Engaged in retail sales of natural gas to customers in
                        Michigan.

Name:                   Illinova Insurance Company
State of Organization:  Vermont
Nature of business:     Captive insurance company; no substantive business
                        operations in 2001.

Name:                   Illinova Business Enterprises, Inc.
State of Organization:  Illinois
Nature of business:     Formed to engage in miscellaneous unregulated business
                        activities; no substantive business operations in 2001.

Name:                   Dynegy Customer Care, L.L.C.
State of Organization:  Delaware (limited liability company)
Nature of business:     Formed to provide customer services to Illinois Power
                        Company and others; no substantive business operations in 2001.

Name:                   IGC International, Inc.
State of Organization:  Cayman Islands
Location:               c/o Maples and Calder, P.O. Box 309, Grand Cayman,
                        Cayman Islands, British West Indies
Nature of business:     Holding company.

Name:                   IGC International II, Inc.
State of Organization:  Cayman Islands
Location:               c/o Maples and Calder, P.O. Box 309, Ugland House,
                        South Church Street. George Town, Grand Cayman,
                        Cayman Islands
Nature of business:     Holding company.

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

Name:                   IGC (Wind) LLC
State of Organization:  Cayman Islands
Location:               c/o Maples and Calder, P.O. Box 309, Ugland House,
                        South Church Street. George Town, Grand Cayman,
                        Cayman Islands
Nature of business:     Owner of power project.

Name:                   Generacion Eolica Trust
State of Organization:  Costa Rica (Trust)
Nature of business:     Holding company; holds 1% interest in Generacion Eolica
                        Ltda.

Name:                   Generacion Eolica, Ltda.
State of Organization:  Costa Rica (limited liability company)
Nature of business:     Holding company; holds 35% interest in Plantas Eolicas
                        S. de R.L.

Name:                   Fuerza Electrica de Latinoamerica, LLC
State of Organization:  Cayman Islands
Location:               c/o Maples and Calder, P.O. Box 309, Ugland House,
                        South Church Street. George Town, Grand Cayman,
                        Cayman Islands
Nature of business:     Dormant.

Name:                   IGC Chorrera, LLC
State of Organization:  Cayman Islands
Location:               c/o Maples and Calder, P.O. Box 309, Ugland House,
                        South Church Street. George Town, Grand Cayman,
                        Cayman Islands
Nature of business:     Holding company; holds 50% interest in owner of
                        generation facilities in Panama (EWG).

Name:                   IGC-ERI Thermal Generating Finco, Ltd.
State of Organization:  Cayman Islands
Location:               c/o Maples and Calder, P.O. Box 309, Ugland House,
                        South Church Street. George Town, Grand Cayman,
                        Cayman Islands
Nature of business:     Holding company; holds interests in IGC-ERI Thermal
                        Generating Finco, Ltd.

Name:                   IGC Aguaytia Partners, LLC
State of Organization:  Cayman Islands
Location:               c/o Maples and Calder, P.O. Box 309, Ugland House,
                        South Church Street. George Town, Grand Cayman,
                        Cayman Islands
Nature of business:     Holding company: holds 15.78% interest in Aguaytia
                        Energy.

Name:                   Aguaytia Energy
State of Organization:  Cayman Islands
Location:               c/o Maples and Calder, P.O. Box 309, Ugland House,
                        South Church Street. George Town, Grand Cayman,
                        Cayman Islands
Nature of business:     Holding company in which the Claimant has an indirect
                        15.78% interest; holds 93% interest in Aguaytia Energy del Peru, Ltda.

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

Name:                   IGC ELCO Partnership, LLC
State of Organization:  Cayman Islands
Location:               c/o Maples and Calder, P.O. Box 309, Ugland House,
                        South Church Street. George Town, Grand Cayman,
                        Cayman Islands
Nature of business:     Holding company; holds 66.67% interest in ELCO Power
                        Investment Co., LLC and 15.2% interest in Electricida de
                        Cortes de R.L. de C.V. (ELCOSA).

Name:                   ELCO Power Investment Co., LLC
State of Organization:  Cayman Islands
Location:               c/o Maples and Calder, P.O. Box 309, Ugland House,
                        South Church Street. George Town, Grand Cayman,
                        Cayman Islands
Nature of business:     Holding company; holds 10% interest in Electricida de
                        Cortes de R.L. de C.V. (ELCOSA) (107,310 shares for a total investment of approximately $16 million).

Name:                   IGC Jamaica Partnership, LLC
State of Organization:  Cayman Islands
Location:               c/o Maples and Calder, P.O. Box 309, Ugland House,
                        South Church Street. George Town, Grand Cayman,
                        Cayman Islands
Nature of business:     Holding company; holds 17.75% interest in Doctor Bird
                        Power Company.

Name:                   Doctor Bird Power Company
State of Organization:  St. Lucia
Nature of business:     Holding company in which the Claimant has an indirect
                        17.75% interest; holds interests in international power project entity.

Name:                   IGC Uch, LLC
State of Organization:  Cayman Islands
Location:               c/o Maples and Calder, P.O. Box 309, Ugland House,
                        South Church Street. George Town, Grand Cayman,
                        Cayman Islands
Nature of business:     Holding company; holds interests in international power
                        project entities.

Name:                   Tenaska-IG International, LLC
State of Organization:  Cayman Islands in which Claimant has an indirect 50%
                        interest
Location:               c/o Maples and Calder, P.O. Box 309, Ugland House,
                        South Church Street. George Town, Grand Cayman,
                        Cayman Islands
Nature of business:     Holding company in which the Claimant has an indirect
                        50% interest; holds 98% interest in Teneska UPL (L)
                        Corporation.

Name:                   Tenaska UPL (L) Corporation
State of Organization:  Malaysia
Nature of business:     Holding company; holds approximate 30% interests in
                        international power project holding companies.

Name:                   UPLHC-I, LDC
State of Organization:  Cayman Islands
Location:               c/o Maples and Calder, P.O. Box 309, Ugland House,
                        South Church Street. George Town, Grand Cayman,
                        Cayman Islands
Nature of business:     Holding company in which the Claimant has an indirect
                        15.17% interest; holds 99% interest in UCH Power
                        Limited.


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

Name:                   UPLHC-II, LDC
State of Organization:  Cayman Islands
Location:               c/o Maples and Calder, P.O. Box 309, Ugland House,
                        South Church Street. George Town, Grand Cayman,
                        Cayman Islands
Nature of business:     Holding company in which the Claimant has an indirect
                        15.17% interest; holds 1% interest in UCH Power Limited.

Name:                   Operaciones de Arequipa, LLC
State of Organization:  Cayman Islands
Location:               c/o Maples and Calder, P.O. Box 309, Ugland House,
                        South Church Street. George Town, Grand Cayman,
                        Cayman Islands
Nature of business:     Dormant.

Name:                   Illinova ZJXC Company
State of Organization:  Mauritius
Location:               B.C.M. (Secretaries) Ltd., 6th floor, Cerne House,
                        Chaussee, Port Louis, Mauritus
Nature of business:     Holding company; holds 60% interest in Zhejang Xinchang-
                        IGC Power Co., Ltd.

Name:                   Zhejang Xinchang-IGC Power Co., Ltd.
State of Organization:  China (Sino-foreign JV)
Nature of business:     Electric power plant in which the Claimant has an
                        indirect 60% passive interest.

Name:                   IGC Mauritius Holding Company, Ltd.
State of Organization:  Mauritius
Location:               B.C.M. (Secretaries) Ltd., 6th floor, Cerne House,
                        Chaussee, Port Louis, Mauritus
Nature of business:     Holding company.

Name:                   IGC-STI Guna Company
State of Organization:  Mauritius
Location:               B.C.M. (Secretaries) Ltd., 6th floor, Cerne House,
                        Chaussee, Port Louis, Mauritus
Nature of business:     Dormant.

Name:                   IGC Mauritius International Company
State of Organization:  Mauritius
Location:               B.C.M. (Secretaries) Ltd., 6th floor, Cerne House,
                        Chaussee, Port Louis, Mauritus
Nature of business:     Holding company; holds 90% interest in Zhuzhou Nangang
                        Cogeneration Power Co., Ltd.

Name:                   Zhuzhou Nangang Cogeneration Power Co., Ltd.
State of Organization:  China (Sino-foreign JV)
Nature of business:     Electric power plant in which the Claimant has an
                        indirect 90% passive interest.

                                       65